EXHIBIT 10.13

STATE OF CALIFORNIA – THE RESOURCES AGENCY
CALIFORNIA ENERGY COMMISSION
1515 NINTH STREET
SACRAMENTO, CA 95814-5512

July 2, 2009

Jean Roy
Senior Program Manager
Tecogen, Inc.
45 First Avenue
Waltham, MA 02451

Dear Jean Roy:

GRANT AWARD NUMBER: PIR-08-022

Your Public Interest Energy Research grant has been approved.

APPROVED AWARD

PURPOSE: TO BROADEN THE MARKET REACH OF SMALLER NATURAL GAS-FUELLED COMBINED HEAT AND POWER (CHP) OF ABOUT 30 KILOWATT-ELECTRIC AND 35-45 TONS CHILLER AND HEAT PUMP.

TERM: 06/30/2009 – 03/31-2012 [SIC: 0/31-2013]        AWARD AMOUNT: $999,824.00

CEC PROJECT MANAGER: RIZALDO ALDAS        PHONE: (916) 654-4037

PROCEDURE FOR EXECUTING AGREEMENT

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Enclosed is on copy of the grant award agreement, and three copies of the CEC 146. Please review the agreement and any attachments carefully. Have each CEC 156 signed by the authorized person. Retain the grant award agreement and return two signed copies of the CEC 146 to this office.

•	A Payee Data Record form is also enclosed. This form must be completed, signed and returned with the agreement. No payments can be made until this form is received.

•	Additionally, payment request forms are enclosed which should be retained in your files for future use.

•	Please note that changes in the Terms and Conditions may have been made. Be sure to review prior to execution of the enclosed agreement.

•
This grant award agreement is not binding on either party until fully and properly executed by the authorized state officials. A copy of this agreement will be sent to you when it has been executed by the state.

•
The California Energy Commission (Commission) agrees to keep this offer open for a period of 30 days from the date of this letter. Failure to execute this agreement within this 30 day period may result in forfeiture of the award.

FUND AVAILABILITY

•	These funds have a limited period in which they may be used. All Recipient expenditures must occur prior to the end of this Agreement.

EFFECTIVE DATE

Effective Date of this Agreement is the date the California Energy Commission signs the Agreement. The California Energy Commission shall be the last party to sign. No work is authorized, nor shall any work begin, until on or after the effective date.

PROJECT ASSISTANCE

There are two offices at the Commission with staff to assist you with your grant award. Contact me at (916) 654-4606 for administrative questions and the Commission Project Manager listed above for technical questions.

Sincerely,

JENNIFER MASTERSON, Analyst
Grants and Loans Office

Enclosures
Cc: Rizaldo Aldas, Energy Commission

GRANT AGREEMENT CEC 146 (Rev, 7/91)
This agreement is official notification of a great award from the California Energy Commission. The attachments listed below are incorporated as part of this grant agreement.
RECIPIENT Tecogen, Inc.			GRANT NUMBER PIR-08-022
ADDRESS 45 First Avenue, Waltham, MA 02451 - 1105
AGREEMENT TERM
June 30, 2009 through March 30, 2013
The effective date of this Agreement is either the start date of the approval date by the California Energy Commission, whichever is later. The California Energy Commission shall be the last party to sign. No work is authorized, nor shall any work begin, until on of after the effective date.

CEC PROJECT MANAGER California Energy Commission, Rizaldo Aldas
ADDRESS 1516 Ninth Street, MS-47, Sacramento, CA 95814			PHONE (916) 654-4037
PROJECT DESCRIPTION To broaden the market reach of smaller natural gas-fuelled combined heat and power (CHP) of about 30 kilowatt-electric and 35-45 tons chiller and heat pump. CEC: $ 999,824.00
PROGRAM B/A IT. 3360-001-0381 (C) 30-Development			FUND TITLE PIERDD
AMOUNT ENCUMBERED $999,824.00	ITEM 0381000-3360-001-30	CHAPTER 171	STATUTE 2007	FISCAL YEAR 08/09
MATCH SHARE $518,712.00	PURPOSE OF EXPENDITURE 5400-706-54411
TOTAL $1,518,536.00	OPTIONAL USE
I hereby certify upon my own personal knowledge the budgeted funds are available for the period and purpose stated above.
SIGNATURE OF ACCOUNTING OFFICER				DATE 7/2/09
The undersigned parties have read the attachments to this agreement and will comply with the standards and requirements contained therein.
CALIFORNIA ENERGY COMMISSION		RECIPIENT
AUTHORIZED SIGNATURE	DATE 7/27/09	AUTHORIZED SIGNATURE		DATE 7/13/09
NAME Sherry Mediati, Grants and Loans Manager	PHONE (916) 654-4204	NAME Robert A. Panora		PHONE (781) 466-6401
ATTACNMENTS		TITLE President
1. Terms and Conditions 2. Work Statement 3. Schedule of Products and Due Dates 4. Budget
GRANT NOT SUBJECT TO DGS APPROVAL PER ATTORNEY GENERAL OPINIONS

TERMS AND CONDITIONS

PUBLIC INTEREST ENERGY RESEARCH GRANTS

AWARD # PIR-08-022

TERMS AND CONDITIONS
TABLE OF CONTENTS

SECTION    PAGE NO.
1.    Grant Agreement    1
2.    Attachments and References    1
3.    Funding Limitations    2
4.    Due Diligence    2
5.    Products    2
6.    Reports    3
7.    Legal Statement on Reports and Products    4
8.    Amendments    5
9.    Contracting and Procurement Procedures    7
10.    Key Personnel, Key Subcontractors, and Prevailing Wage    9
11.    Bonding and Insurance    11
12.    Permits and Clearances    11
13.    Equipment    11
14.    Termination    11
15.    Travel and Per Diem    12
16.    Standard of Performance    13
17.    Payment of Funds    13
18.    Recordkeeping, Cost Accounting, and Auditing    18
19.    Indemnification    20
20.    Disputes    20
21.    Workers' Compensation Insurance    22
22.    Confidentiality    22
23.    Intellectual Property Items Developed Prior to This Agreement    23
24.    Rights of Parties Regarding Intellectual Property    23
25.    Royalty Payments to Commission    28
26.    General Provisions    29

27.    Certifications and Compliance    31

28.    Definitions……………………………………………………………………………..…………..33

TERMS AND CONDITIONS

1.	Grant Agreement

This project is being funded with a grant from the California Energy Commission (Energy Commission). Funding for this project was authorized by Assembly Bill No. 995, Chapter 1051, Statutes of 2000, and consists of funds from the Public Interest Research, Development, and Demonstration Fund.

Program refers to the entire effort undertaken and planned by the Recipient including the work co-funded by the Commission. The program may coincide with or extend beyond the Agreement period. Project refers to the work elements of the program. Typically, there are distinct projects within the program being paid for by the Commission under this Agreement.

This Agreement is comprised of the grant funding award, the Terms and Conditions, and all attachments. These Terms and Conditions are standard requirements for Public Interest Energy Research (PIER) grant awards. The Commission may impose special conditions in this grant Agreement which address the unique circumstances of this project. Special conditions that conflict with these standard provisions take precedence. Any special conditions are attached to this Agreement.

The Recipient shall sign all three copies of this Agreement and return two signed packages to the Commission's Grants and Loans Office within 30 days. Failure to meet this requirement may result in the forfeiture of this award. When all required signatures are obtained, an executed copy will be returned to the Recipient.

All work and/or the expenditure of funds (Commission-reimbursed and/or match share) must occur within the approved term of this Agreement. The Commission cannot authorize any payments until all parties sign this Agreement. The start term of this Agreement is either the specified start term or the date the Energy Commission signs the Agreement, whichever is later. The Energy Commission will only sign the Agreement after the Recipient signs it and it has been approved at an Energy Commission Business Meeting.

2.	Attachments and References

The following are attached and hereby expressly incorporated into this Agreement.

•	Work Statement

•	Budget

•	Content and Format of Progress Reports

•	Confidentiality Exhibit (if applicable)

•	Intellectual Property Exhibit (if applicable)

•	Special Conditions (if applicable)

The Office of Management and Budget (OMB) Circulars and/or federal regulations identified below are incorporated by reference as part of this Agreement. These Terms and Conditions and any Special Conditions take precedence over the circulars and/or regulations. The OMB Circulars and federal regulations are used to help guide the administration of the award when questions arise during the course of performance of the award. OMB Circulars may be accessed on the OMB web site at www.whitehouse.gov/omb/circulars/index.html and federal regulations may be accessed at www.arnet.gov/far/, or by calling the Office of Administration, Publications Office, at (202) 395-7332.Common Rule for Uniform Administrative Requirements for Grants and Cooperative Agreements to State and Local Governments.

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Title 48 CFR, Ch. 1, Subpart 31.2:    Contracts with Commercial Organizations (Supplemented by 48 CFR, Ch. 9, Subpart 931.2 for Department of Energy grants) (commercial firms and certain non-profit organizations) (www.access.gpo.gov/nara/cfr/cfr-table-search.html)

3.Funding Limitations

Any federal, state, and local laws and regulations applicable to your project not expressly listed in this Agreement are incorporated herein as part of this Agreement.

4.Due Diligence

The Recipient is required to take timely actions which, taken collectively, move this project to completion. The Commission Project Manager will periodically evaluate the schedule for completion of Work Statement tasks. If the Commission Project Manager determines (1) the Recipient is not being diligent in completing the tasks in the Work Statement or (2) the time remaining in the funding award is insufficient to complete all project work tasks by the Agreement term end date, the Project Manager may recommend to the Policy Committee of the Commission (Committee) that this Agreement be terminated, and the Committee may, without prejudice to any of its remedies, terminate this Agreement.

5.Products

Products are defined as any tangible item specified in the Work Statement. Unless otherwise directed, draft copies of all products identified in the Work Statement shall be submitted to the Commission’s Accounting Office at the address below. The Accounting Office will forward products to the Commission Project Manager for review and comment. The Recipient will submit an original and two copies of the final version of all products to the Accounting Office. If the Commission Project Manager determines a product is substandard, given the description and intended use of the product as described in the Work Statement and the grant application, the Commission Project Manager may refuse to authorize payment for the product and any subsequent products that rely upon or are based upon that product under this Agreement.
California Energy Commission
Accounting Office
1516 Ninth Street, MS-2
Sacramento, CA 95814

a.	Product Guidelines

The Recipient shall submit all products listed in the Work Statement to the Commission Project Manager for review and comment in accordance with the approved Schedule of Products and Due Dates.
If a draft product is required, the Commission Project Manager will provide written comments back to the Recipient on the draft product within ten (10) working days of receipt. Once agreement has been reached on the draft, the Recipient shall submit the final product to the Commission Project Manager. The Commission Project Manager shall provide written approval of the final product within five (5) working days of receipt. The Recipient shall include key elements from the products in the Final Report for this Agreement.

Alternative review timeframes may be specified in the Work Statement. Review timeframes specified in the Work Statement will take precedence over the timeframes stated herein.

The required format for products can be found in the PIER Style Manual published on the Energy Commission's website:

http://www.energy.ca.gov/contracts/pier/contractors/index.html

The Recipient shall use and follow these formats unless otherwise instructed in writing by the Commission Project Manager or the product is described differently in the Work Statement.

b.	Electronic File Format

The Recipient shall deliver documents to the Commission Project Manager in the following formats:

•	Data sets shall be in Microsoft (MS) Access or MS Excel file format.

•	PC-based text documents shall be in MS Word file format.

•	Documents intended for public distribution shall be in Portable Document Format (PDF) file format, with the native file format provided as well.

•	Project management documents shall be in MS Project file format.

Submit any requests for exemption to the electronic file in writing at least ninety (90) days before the product is due. The Commission Project Manager must approve or deny the request in writing.

6.Reports

a.    Submission of Reports

All reports will be submitted to the Accounting Office at the address listed in Section 5 above.

b.    Progress Reports

The Recipient shall prepare progress reports on the schedule provided in the work statement. The Recipient shall prepare progress reports which summarize all grant activities conducted by the Recipient for the reporting period, including an assessment of the ability to complete the project within the current budget and any anticipated cost overruns. See Attachment 1 “Content and Format of Progress Reports” for more information.

c.	Final Reports

The Recipient shall prepare a final report outline, draft final report and final report on the schedule provided in the work statement. The final report shall describe the original purpose, approach, results and conclusions of the work done under this Agreement. See Style Manual: Preparing Public Interest Energy Research (PIER) Program Technical Research Project Reports located online at http://www.energy.ca.gov/contracts/pier/contractors/.
Upon receipt of the final report, the Commission Project Manager shall ensure that all work has been satisfactorily completed. The Payment Request for the final payment (including any retention) may only be submitted after the final report is completed and the Commission Project Manager has verified satisfactory completion of the work.

d.	Rights in Reports

The Commission reserves the right to use and reproduce all reports and data produced and delivered pursuant to this Agreement, and reserves the right to authorize others to use or reproduce such materials. Each report becomes the property of the Commission.

e.	Failure to Comply with Reporting Requirements

Failure to comply with the reporting requirements contained in this award will be considered a material noncompliance with the terms of the award. Noncompliance may result in withholding of future payments, suspension or termination of the current award, and withholding of future awards.

7.Legal Statement on Reports and Products

No product or report produced as a result of work funded by this program shall be represented to be endorsed by the Commission, and all such products or reports shall include the following statement:

LEGAL NOTICE

This document was prepared as a result of work sponsored by the California Energy Commission. It does not necessarily represent the views of the Energy Commission, its employees, or the State of California. The Commission, the State of California, its employees, contractors, and subcontractors make no warranty, express or implied, and assume no legal liability for the information in this document; nor does any party represent that the use of this information will not infringe upon privately owned rights. This report has not been approved or disapproved by the Commission nor has the Commission passed upon the accuracy of the information in this report.

8.Amendments

a.	Budget Reallocations

1)
The Energy Commission, through its Project Manager and Grants Officer, and the Recipient can agree upon and make certain budget reallocations without a formal amendment to this Agreement as long as ALL of the following conditions are met:

a)
The total of all budget reallocations cannot exceed ten percent (10%) with a cap amount of $75,000 of the Agreement Amount. For purposes of this provision, “Agreement Amount” means the total amount of Energy Commission funds being paid to Recipient under this Agreement. It does not include any match funds provided by Recipient.

For example, if under an agreement the Energy Commission agrees to pay a Recipient $100,000 and the Recipient is supplying $500,000 in match funding, the ten percent (10%) limitation applies to the $100,000. Only up to $10,000 of Energy Commission funds can be reallocated without a formal amendment. If under an agreement the Energy Commission agrees to pay a recipient $800,000, ten percent would be $80,000, but the cap is $75,000, so the most that could be reallocated without a formal amendment is $75,000.

b)	The budget reallocation cannot substantially change the Work Statement. Examples of budget reallocations that do not substantially change the Work Statement, but are not limited to, the following:

•	Increasing or decreasing the overall travel budget. This does not mean an increase to the allowed per diem rates under this Agreement.

•	Increasing or decreasing the equipment budget.

•	Increasing or decreasing the number of personnel assigned to complete tasks. This does not include increasing the hourly rates of the personnel and classifications listed in the budget. Increasing hourly rates requires a formal amendment.
The addition of personnel also requires a formal amendment unless there is already an identified classification of rates in the budget that the new personnel will be filling.

c)
The budget reallocation only involves moving funds between tasks, line items, or categories. The total Agreement Amount must remain unchanged. Increasing the total amount of the Agreement requires a formal amendment.

d)
The budget reallocation does not increase the percentage rate of Indirect Overhead, Direct Overhead, Fringe Benefits, General and Administrative Costs, or any other rates listed in the budget. For example, if an agreement budget lists the Indirect Overhead percentage rate as 25% of Direct Labor, the 25% cannot be changed without a formal amendment.

2)
To effectuate a budget reallocation under this section, the Recipient must make a request in writing to both the Project Manager and the Grants Officer. Both the Project Manager and Grants Officer will then approve or disapprove the request in writing; the approval or disapproval is not effective or binding unless signed by both the Project Manager and the Grants Officer. Oral communications cannot be used or relied upon. If the request is approved, the Project Manager shall revise the Budget Attachments to reflect the changes and send them to the Grants Officer and Recipient.

3)
Any desired budget reallocations that do not meet the four criteria in this section must be made through a formal amendment. For purposes of this provision, a “formal amendment” means that all of the following must occur: approval by the Energy Commission at a Commission Business Meeting, a written amendment signed by both parties.

4)	Attempted budget reallocations that do not meet the requirements of this section are not legally binding upon the parties.

b.	Non-Significant Changes

Changes that are not significant to the Agreement do not need to be approved at an Energy Commission Business Meeting through a formal amendment. These changes shall be documented in writing to the Commission Project Manager. Only the following changes are deemed non-significant:

1)
Budget revisions among tasks or budget categories that do not affect the scope of the project or the overall Agreement amount as long as such revisions adhere to requirements in paragraph 8.a, above. However, increases in hourly personnel rates, fringe benefits, all overheads, and any other rates specified in the Agreement are deemed significant and must follow the requirements in paragraph 8.c. below.

2)	Changes to the Work Statement that only correct grammatical errors or reference mistakes.

3)	Revisions to Product Due Dates as long as the revised dates are within the current approved term of the Agreement and agreed to in writing by the Commission Project Manager.

4)	Designation of Project Managers and other contact information.

5)	Recipient’s increase of match share.

c.	Significant Changes

Significant changes to this Agreement require a formal amendment which must be approved at an Energy Commission Business Meeting. Significant Changes are defined as any modifications to the Agreement that do not meet the requirements in paragraph 8.b. above. Examples of significant changes include, but are not limited to:

•	Change of Recipient’s legal name.

•	Change of Recipient.

•	Changes in order to disencumber funds.

•	Changes to the Work Statement that modify the scope of the Agreement.

•	Changes to the Work Statement that extend the due dates beyond the term of the Agreement.

•	Changes to the Budget that increase the amount of Energy Commission funding within the Agreement.

•	Changes to the Budget that increase rates (e.g., hourly) or fees, including those for subcontractors.

•	Reallocations to the Budget that substantially change the Work Statement. (As determined by the Grants and Loans Office.)

When seeking to change this Agreement, Recipient understands and acknowledges that it can take the Energy Commission six (6) months or more to process an amendment.

9.Contracting and Procurement Procedures

This section provides general requirements for an agreement between the Recipient and a third party (“subcontractor”).
The Recipient is responsible for handling all contractual and administrative issues arising out of or related to any subcontracts it enters into under this Agreement.

All subcontracts must incorporate all of the following:

•	A clear and accurate description of the material, products, or services to be procured as well as a detailed budget and timeline.

•
Provisions that allow for administrative, contractual, or legal remedies in instances where subcontractors violate or breach contract terms, and provide for such sanctions and penalties as may be appropriate.

•	Provisions for termination by the Recipient, including termination procedures and the basis for settlement.

•	Any additional requirements specified in the OMB Circulars and/or federal regulations incorporated by reference in this Agreement.

•	Further assignments shall not be made to any third or subsequent tier subcontractor without additional advance written consent of the Commission.

All subcontracts must also incorporate language conforming to the following provisions specified in this Agreement, and these provisions shall expressly flow down to all subcontractors:

•	Standard of Performance

•	Audit

•	Nondiscrimination

•	Indemnification

•	Rights of Parties Regarding Intellectual Property

•	Intellectual Property Items Developed Prior to this Agreement

•	Travel and Per Diem

•	Equipment

•	Disputes

•	Confidentiality

•	Recordkeeping, Cost Accounting, and Auditing

•	Access to Sites and Records

•	Legal Notice

•	Survival of the following sections:

◦	Recordkeeping, Cost Accounting and Auditing

◦	Audit

◦	Equipment

◦	Rights of Parties Regarding Intellectual Property

◦	Access to Sites and Records

Nothing contained in this Agreement or otherwise, shall create any contractual relation between the Commission and any subcontractors, and no subcontract shall relieve the Recipient of its responsibilities and obligations hereunder. The Recipient agrees to be as fully responsible to the Commission for the acts and omissions of its subcontractors or persons either directly or indirectly employed by any of them as it is for the acts and omissions of persons directly employed by the Recipient. The Recipient’s obligation to pay its subcontractors is an independent obligation from the Commission’s obligation to make payments to the Recipient. As a result, the Commission shall have no obligation to pay or to enforce the payment of any monies to any subcontractor.
Recipient shall be responsible for establishing and maintaining contractual agreements with and reimbursement of each subcontractor for work performed in accordance with the terms of this Agreement.

All subcontracts entered into pursuant to this Agreement shall be subject to examination and audit by the Energy Commission and/or Bureau of State Audits for a period of three years after final payment under this Agreement.

Recipient shall provide a copy of its subcontracts upon request by the Energy Commission.

Failure to comply with the above requirements may result in the termination of this Agreement.

10.Key Personnel, Key Subcontractors, and Prevailing Wage

a.    Key Personnel

Key personnel are employees of the Recipient who are critical to the outcome of the project. For example, they may have expertise in the particular field or have experience that is not available from another source. Replacing these individuals may affect the outcome of the project. Key personnel, listed in the Budget exhibit, may not be substituted without the Commission Project Manager’s approval. Such approval shall not be unreasonably withheld. Recipient may substitute all other personnel, with reasonable advance notification made to the Commission Project Manager.

b.	Key Subcontractors

Key subcontractors are subcontractors or vendors to the Recipient who are critical to the outcome of the project. As with key personnel, key subcontractors may have expertise in the particular field or have experience that is not available from another source. Replacing these subcontractors may affect the outcome of the project. An employee of the Recipient’s subcontractor or vendor may also qualify as “key.” Key subcontractors, listed in the Budget exhibit, may not be substituted without the Commission Project Manager’s approval. Such approval shall not be unreasonably withheld. Recipient may substitute all other subcontractors, with reasonable advance notification made to the Commission Project Manager. Replacement of key subcontractors is subject to the “Contracting and Procurement Procedures” section contained within these terms and conditions.

c.	Prevailing Wage

For purposes of this paragraph, “public works” means construction, alteration, demolition, installation, repair or maintenance work over $1,000; and “Contractor” means all contractors that provide public works activities for the Project.

1)	Recipient/General Requirements

a)
Recipient shall comply with state prevailing wage law, Chapter 1 of Part 7 of Division 2 of the Labor Code, commencing with Section 1720; and Title 8, California Code of Regulations, Chapter 8, Subchapter 3, commencing with Section 16000, for any public works activities performed on the Project funded by this Agreement. For purpose of compliance with prevailing wage law, the Recipient shall comply with provisions applicable to an awarding body. Compliance with state prevailing wage law includes without limitation: payment of prevailing wage as applicable; overtime and working hour requirements; apprenticeship obligations; payroll recordkeeping requirements; and other obligations as required by law.

b)
Recipient shall certify to the Energy Commission on each Payment Request Form, that prevailing wages were paid to eligible workers who provided labor for work covered by the payment request and that the Recipient and all contractors complied with prevailing wage laws. Prior to the release of any retained funds under this Agreement, the Recipient shall submit to the Energy Commission a certificate signed by the Recipient and all contractors performing public works activities stating that prevailing wages were paid as required by law.

2)	Flowdown Requirements

Recipient shall ensure that all agreements with contractors for public works activities for the Project contain the following provisions:

a)
Contractor shall comply with state prevailing wage law, Chapter 1 of Part 7 of Division 2 of the Labor Code, commencing with Section 1720; and Title 8, California Code of Regulations, Chapter 8, Subchapter 3, commencing with Section 16000, for all construction, alteration, demolition, installation, repair or maintenance work over $1,000 performed under the contract. Contractor’s obligations under prevailing wage laws include without limitation: pay not less than the applicable prevailing wage for public works activities performed on the Project; comply with overtime and working hour requirements; comply with apprenticeship obligations; comply with payroll recordkeeping requirements; and comply with other obligations as required by law.

b)	Contractor shall ensure that the above requirements are included in all subcontracts for public works activities for the Project.

11.Bonding and Insurance

The Recipient will comply with all bonding and insurance requirements relating to bid guarantees, performance bonds, and payment bonds without regard to the dollar value of the subcontract(s) in accordance with applicable federal and state laws and regulations.

12.Permits and Clearances

The Recipient is responsible for ensuring all necessary permits and environmental documents are prepared and clearances are obtained from the appropriate agencies.

13.Equipment

Title to equipment acquired by the Recipient with grant funds shall vest in the Recipient. The Recipient shall use the equipment in the project or program for which it was acquired as long as needed, whether or not the project or program continues to be supported by grant funds and the Recipient shall not encumber the property without Commission Project Manager approval. When no longer needed for the original project or program, the Recipient shall contact the Commission Project Manager for disposition instructions.

Recipient should refer to the applicable OMB Circulars and/or federal regulations incorporated by reference in this Agreement for additional equipment requirements.

14.Termination

a.	Purpose

The parties agree that because the Energy Commission is a state entity and provides funding on behalf of all Californian ratepayers, it is necessary for the Energy Commission to be able to terminate, at once, upon the default of Recipient and to proceed with the work required under the Agreement in any manner the Energy Commission deems proper. Recipient specifically acknowledges that the termination of the Agreement by the Energy Commission under the terms set forth below is an essential term of the Agreement, without which the Energy Commission would not enter into the Agreement. Recipient further agrees that upon any of the events triggering the termination of the Agreement by the Energy Commission, the Energy Commission has the right to terminate the Agreement, and it would constitute bad faith of the Recipient to interfere with the immediate termination of the Agreement by the Energy Commission.

b.	Breach

The Energy Commission shall provide Recipient written notice of intent to terminate due to Recipient’s breach. Recipient will have fifteen (15) calendar days to fully perform or cure the breach. In the event Recipient does not cure the breach within fifteen (15) days, the Energy Commission may, without prejudice to any of its other remedies, terminate this Agreement upon five (5) calendar days written notice to Recipient. In such event, the Energy Commission shall pay Recipient only the reasonable value of the satisfactorily performed services rendered by Recipient before the notice of termination, as may be agreed upon by the parties or determined by a court of law, but not in excess of the Agreement maximum payable.

c.	For Cause

The Energy Commission may, for cause, and at its option, terminate this Agreement upon giving thirty (30) calendar days advance written notice to Recipient. In such event, Recipient agrees to use all reasonable efforts to mitigate its expenses and obligations. The Energy Commission will pay Recipient for services rendered and expenses incurred within thirty (30) days after notice of termination which could not by reasonable efforts of Recipient have been avoided, but not in excess of Agreement maximum payable. Recipient agrees to relinquish possession of equipment purchased for this Agreement with Energy Commission funds to the Commission, or Recipient may, with approval of the Energy Commission, purchase the equipment as provided by the terms of this Agreement.

The term “for cause” includes, but is not limited to, the following reasons:

•	Partial or complete loss of Match Funds;

•	Reorganization to a business entity unsatisfactory to the Energy Commission;

•	Retention or hiring of subcontractors, or replacement or addition of Key Personnel that fail to perform to the standards and requirements of this Agreement;

•	Recipient is not able to pay its debts as they become due and/or Recipient is in default of an obligation that impacts its ability to perform under this Agreement; or

•	Significant change in State or Energy Commission policy such that the work or product being funded would not be supported by the Commission.

15.Travel and Per Diem

For purposes of payment, Recipient's headquarters shall be considered the location of the Recipient's office where the employees assigned responsibilities for this award are permanently assigned. Travel expenditures not listed in this section cannot be reimbursed.

Travel not listed in the Budget section of this Agreement shall require prior written authorization from the Commission Project Manager. Recipient shall be reimbursed for authorized travel and per diem up to, but not to exceed, the rates allowed non-represented state employees. A copy of the current allowable travel reimbursement rates can be obtained from the Commission’s web site at http://www.energy.ca.gov/contracts/ or by contacting the Commission’s Grants and Loans Office at (916) 654-4381.

Travel expense claims must detail expenses using the allowable rates, and Recipient must sign and date travel expense claim before submitting the travel expense claim to the Commission for payment. Expenses must be listed by trip including dates and times of departure and return. Travel expense claims supporting receipts and expense documentation shall be attached to the Recipient’s Payment Request. A vehicle license number is required when claiming mileage, parking, or toll charges. Questions regarding allowable travel expenses or per diem should be addressed to the Commission Project Manager.

16.Standard of Performance

a.
Recipient, its subcontractors and their employees in the performance of Recipient's work under this Agreement shall be responsible for exercising the degree of skill and care required by customarily accepted good professional practices and procedures used in scientific and engineering research fields.

b.
The failure of a project to achieve the technical or economic goals stated in the Work Statement is not a basis for the Energy Commission to determine that the work is unacceptable, unless the work conducted by the Recipient or its subcontractors is deemed by the Energy Commission to have failed the foregoing standard of performance.

c.
In the event that Recipient or its subcontractor fails to perform in accordance with the foregoing standard of performance, the Commission Project Manager and the Recipient Project Manager shall seek to negotiate in good faith an equitable resolution satisfactory to both parties. If such a resolution cannot be reached, the parties shall work through the Energy Commission’s dispute resolution process described in the Disputes Section herein.

d.	Nothing contained in this section is intended to limit any of the rights or remedies which the Energy Commission may have under law.

17.Payment of Funds

The Energy Commission agrees to reimburse the Recipient for actual allowable expenditures incurred in accordance with the Budget. The rates in the Budget are rate caps, or the maximum amount allowed to be billed. The Recipient can only bill for actual expenses incurred at the Recipient’s actual direct labor rate(s), fringe benefit rate(s), and indirect rate(s), not to exceed the rates specified in the Budget.

a.    Payment Requests

Unless indicated otherwise in Special Conditions, the Recipient may request payment from the Energy Commission at any time during the term of this Agreement, but no more frequently than monthly, although it is preferred that payment requests be submitted with the progress reports.

Payments will be made on a reimbursement basis for Recipient’s expenditures, i.e., after the Recipient has paid for a service, product, supplies, or other approved budget item. No reimbursement for food or beverages shall be made other than allowable per diem charges.

The Energy Commission, at its sole discretion, may honor advance payment requests subject to special conditions specified by the Commission’s Grants and Loans Office.

Funds in this award have a limited period in which they must be expended. All Recipient expenditures (Energy Commission-reimbursable and match share) must occur within the approved term of this Agreement.

b.    Payment Request Format

A request for payment shall consist of, but is not limited to:

1)
An invoice that includes a list of actual expenses incurred during the billing period, up to any Budget rate caps. The Recipient can only bill the lower of actual rates or Budget rate caps. Backup documentation is required at time of invoice submittal. Unless specified otherwise in Special Conditions, the invoice list must include expenditures in accordance with the Budget, as follows:

a)	Date prepared, grant number, Recipient’s Federal ID number, and billing period;

b)
Recipient’s actual labor expenditures, including hourly labor rates by individual name and classification, hours worked, and benefits (fully loaded rates may only be used if fully loaded rates are included in the grant Budget);

c)	Operating expenses, including travel, equipment, supplies, and other;

d)	Receipts for travel, including departure and return times.

e)	Receipts for materials, miscellaneous, and equipment.

f)	Subcontractor invoices;

g)	Overhead/indirect;

h)	Match fund expenditures, and

i)	By Budget line item (cost component) category, list budgeted amount, billed to date, current billing, and balance of funds.

2)	A progress report that documents evidence of progress, which includes written progress reports and products prepared by the Recipient as detailed in the Work Statement.

The Commission will accept computer-generated or electronically transmitted invoices without backup documentation provided that the Recipient sends a hardcopy the same day.

Recipient shall submit all invoices to the following address:

California Energy Commission
Accounting Office
PIER Grant Program
1516 Ninth Street, MS-2
Sacramento, CA 95814

c.    Certification

The following certification shall be included on each Payment Request form and signed by the Recipient’s authorized officer:

The documents included in this request for payment are true and correct to the best of my knowledge and I, as an agent of [Company Name] have authority to submit this request. I certify that reimbursement for these costs has not and will not be received from any other sources, including but not limited to a Government entity contract, subcontract, or other procurement method. For projects considered to be a public work: Prevailing wages were paid to eligible workers who provided labor for the work covered by this invoice; Recipient and all subcontractors have complied with prevailing wage laws.

d.    Government Entity

Government Entity is defined as a governmental agency from California or any state or a state college or state university from California or any state; a local government entity or agency, including those created as a Joint Powers Authority; an auxiliary organization of the California State University or a California community college; the Federal government; a foundation organized to support the Board of Governors of the California Community Colleges or an auxiliary organization of the Student Aid Commission established under Education Code 69522.

e.    Release of Funds

Each invoice is subject to Commission Project Manager approval. The Commission Project Manager will not process any payment request during the Agreement term if the following conditions have not been met:

•	All required reports have been submitted and are satisfactory to the Commission Project Manager.

•	All applicable special conditions have been met.

•	All appropriate permits or permit waivers from governmental agencies have been issued to the Recipient and copies have been received by the Commission Project Manager.

•	All products due have been submitted and are satisfactory to the Commission Project Manager.

•	Other prepayment conditions as may be required by the Commission Project Manager have been met. Such conditions will be specified in writing ahead of time, if possible.

Payments shall be made to the Recipient only for undisputed invoices. An undisputed invoice is an invoice executed by the Recipient for project expenditures, that meets all payment conditions of the Agreement, and for which additional evidence is not required to make payment. The invoice may be disputed if all products due for the billing period have not been received and approved, if the invoice is inaccurate, or if it does not comply with the terms of this Agreement. If the invoice is disputed the Recipient will be notified via a Dispute Notification Form within 15 working days of receipt of the invoice.

f.	Fringe Benefits, Indirect Overhead, General and Administrative (G&A), and Facilities and Administration (F&A)

Indirect cost rates must be developed in accordance with generally accepted accounting principles and the applicable OMB circulars or federal acquisition regulations. If the Recipient has an approved fringe benefits or indirect cost rate (indirect overhead, G&A, or F&A) from their cognizant Federal Agency, the Recipient may bill at the federal rate up to the Budget rate caps if the following conditions are met:

•
The Recipient may bill at the federal provisional rate but must adjust annually to reflect their actual final rates for the year in accordance with the Labor, Fringe, and Indirect Invoicing Instructions which can be accessed at.

`        www.energy.ca.gov/contracts/pier/PIERInvoicingInstructions.doc.

•
The cost pools used to develop the federal rates must be allocable to the Commission Agreement, and the rates must be representative of the portion of costs benefiting the Commission Agreement. For example, if the federal rate is for manufacturing overhead at the Recipient’s manufacturing facility and the Commission Agreement is for research and development at their research facility, the federal indirect overhead rate would not be applicable to the Commission Agreement.

•	The federal rate must be adjusted to exclude any costs that are specifically prohibited in the Commission Agreement.

•	The Recipient may only bill up to the Agreement Budget rate caps unless and until an amendment to the Agreement Budget is approved.

g.    Retention

It is the Commission's policy to retain 10 percent of any payment request or 10 percent of the total Commission award at the end of the project. After the project is complete the Recipient must submit a completed payment request form requesting release of the retention. The Commission Project Manager will review the project file and, when satisfied that the terms of the funding Agreement have been fulfilled, will authorize release of the retention.

h.    State Controller’s Office

Payments are made by the State Controller’s Office.

1)    Conditions for payment:

a)	No payment shall be made in advance of services rendered. Unless prior written approval has been obtained by the Grants and Loans Office.

b)	Payment shall only be made in accordance with the Budget attachment.

c)	Each request for payment is subject to the Commission Project Manager’s approval.

d)
Payments shall be made to the Recipient for undisputed invoices. An undisputed invoice is an invoice submitted by the Recipient for work performed, and for which additional evidence is not required to determine its validity. The invoice will be disputed if all products due for the billing period have not been received and approved, if the invoice is inaccurate, or if it does not comply with the terms of this Agreement. If the invoice is disputed, Recipient will be notified via a Dispute Notification Form within 15 working days of receipt of the invoice.

e)	Payment will be made in accordance with, and within the time specified, in Government Code Chapter 4.5, commencing with Section 927.

f)	Final invoice must be received by the Energy Commission no later than 30 calendar days after the Agreement termination date.

g)	No payment will be made for costs identified in recipient invoices that has or will not be reimbursed by other source, including but not limited to a Government Entity contract.

18.Recordkeeping, Cost Accounting, and Auditing

a.    Cost Accounting

Recipient agrees to keep separate, complete, and correct accounting of the costs involved in completing the grant and match funded (if any) portion of this project. The Commission or its agent shall have the right to examine Recipient’s books of accounts at all reasonable times to the extent and as is necessary to verify the accuracy of Recipient’s reports.

b.    Accounting Procedures

The Recipient’s costs shall be determined on the basis of the Recipient’s accounting system procedures and practices employed as of the effective date of this Agreement, provided that the Recipient shall use generally accepted accounting principles and cost reimbursement practices. The Recipient’s cost accounting practices used in accumulating and reporting costs during the performance of this Agreement shall be consistent with the practices used in estimating costs for any proposal to which this Agreement relates; provided that such practices are consistent with the other terms of this Agreement and provided, further, that such costs may be accumulated and reported in greater detail during performance of this Agreement. The Recipient’s accounting system shall distinguish between direct costs and indirect costs. All costs incurred for the same purpose, in like circumstances, are either direct costs only or indirect costs only with respect to costs incurred under this Agreement.

c.    Allowability of Costs

1)	Allowable Costs

The costs for which the Recipient shall be reimbursed under this Agreement include all costs, direct and indirect, incurred in the performance of work that are identified in the grant Budget. Costs must be incurred within the term of the Agreement. Factors to be considered in determining whether an individual item of cost is allowable include (i) reasonableness of the item, (ii) appropriate use of the allowability of the item to the work, (iii) applicable federal OMB circulars and/or federal regulations incorporated by reference in this Agreement, and (iv) the terms and conditions of this Agreement.

2)    Unallowable Costs

The following is a description of some specific items of cost that are unallowable; provided, however, that the fact that a particular item of cost is not included shall not mean that it is allowable. Details concerning the allowability of costs are available from the Energy Commission’s Accounting Office.

a)    Profit or Fees, Contingency Costs, Imputed Costs (e.g., Cost of Money), Fines and Penalties, Losses, Excess Profit Taxes and increased rates and fees for this Agreement.

b)	The Commission will pay for state or local sales or use taxes on expenditures. The State of California is exempt from Federal excise taxes.

3)
Except as provided for in this Agreement, Recipient shall use the federal OMB circulars and/or federal regulations incorporated by reference in this Agreement when determining allowable and unallowable costs. In the event of a conflict, this Agreement takes precedence over the OMB Circulars and/or federal regulations.

d.    Audit Rights

Recipient shall maintain books, records, documents, and other evidence, based on the procedures set forth above, sufficient to reflect properly all costs claimed to have been incurred in performing this Agreement. The Energy Commission, an agency of the state or, at the Energy Commission’s option, a public accounting firm designated by the Energy Commission, may audit such accounting records at all reasonable times with prior notice by the Energy Commission. The Energy Commission shall bear the expense of such audits. It is the intent of the parties that such audits shall ordinarily be performed not more frequently than once every twelve (12) months during the performance of the work and once at any time within three (3) years following payment by the Energy Commission of the Recipient’s final invoice. However, performance of any such interim audits by the Energy Commission does not preclude further audit.

Recipient agrees that the Energy Commission, the Department of General Services, the Bureau of State Audits, or their designated representative shall have the right to review and to copy any records and supporting source documentation pertaining to the performance of this Agreement. Recipient agrees to maintain such records for possible audit for a minimum of three (3) years after final payment, unless a longer period of record retention is stipulated. Recipient agrees to allow the auditor(s) access to such records during normal business hours and to allow interviews of any employees who might reasonably have information related to such records. Further, Recipient agrees to include a similar right of the state to audit records and interview staff in any subcontract related to performance of this Agreement.

e.    Refund to the Energy Commission

If the Energy Commission determines, that any invoiced and paid amounts exceed the actual allowable incurred costs, Recipient shall repay such amounts to the Energy Commission within thirty (30) days of request or as otherwise agreed by the

Energy Commission and Recipient. If the Energy Commission does not receive such repayments, the Energy Commission shall be entitled to withhold further payments to the Recipient or seek repayment from the Recipient.

f.    Audit Cost

The cost of the audit shall be borne by the Energy Commission except when the results of the audit reveal an error detrimental to the Energy Commission exceeding more than ten percent (10%) or $5,000 (whichever is greater) of 1) the amount audited, or 2) if a royalty audit, the total royalties due in the period audited. Recipient shall pay the refund as specified in “e. Refund to the Energy Commission,” and Recipient agrees to reimburse the Energy Commission for reasonable costs and expenses incurred by the Energy Commission in conducting such audit.

g.    Match or Cost Share (match)

If the Budget includes a match share requirement, the Recipient's commitment of resources, as described in this Agreement, is a required expenditure for receipt of Energy Commission funds. Grant funds will be released only if the required match percentages are expended. The Recipient must maintain accounting records detailing the expenditure of the match (actual cash and in-kind services) and report on match share expenditures on the Recipient’s request for payment.

19.Indemnification

The Recipient agrees to indemnify, defend, and save harmless the state, its officers, agents, and employees from any and all claims and losses accruing or resulting to Recipient and to any and all contractors, subcontractors, materialmen, laborers, and any other person, firm, or corporation furnishing or supplying work, services, materials, or supplies in connection with the performance of this Agreement, and from any and all claims and losses accruing or resulting to any person, firm, or corporation who may be injured or damaged by the Recipient in the performance of this Agreement.

20.Disputes

In the event of a dispute or grievance between Recipient and the Energy Commission, both parties shall follow the procedure below. Recipient shall continue with the responsibilities under this Agreement during any dispute.

a.	Commission Dispute Resolution

The Recipient shall first discuss the problem informally with the Commission Project Manager. If the problem cannot be resolved at this stage, the Recipient must direct the grievance together with any evidence, in writing, to the Grants and Loans Office. The grievance must state the issues in the dispute, the legal authority or other basis for the Recipient’s position and the remedy sought. The Grants and Loans Office and the Program Office Manager must make a determination on the problem within ten (10) working days after receipt of the written communication from the Recipient. The Grants and Loans Office shall respond in writing to the Recipient, indicating a decision and explanation for the decision. Should the Recipient disagree with the Grants and Loans Office’s decision, the Recipient may appeal to the second level.

The Recipient must prepare a letter indicating why the Grants and Loans Office’s decision is unacceptable, attaching to it the Recipient’s original statement of the dispute with supporting documents, along with a copy of the Grants and Loans Office’s response. This letter shall be sent to the Energy Commission’s Executive Director within ten (10) working days from receipt of the Grants and Loans Office’s decision. The Executive Director or designee shall meet with the Recipient to review the issues raised. A written decision signed by the Executive Director or designee shall be returned to the Recipient within twenty (20) working days of receipt of the Recipient’s letter. The Executive Director may inform the Energy Commission of the decision at an Energy Commission business meeting. Should the Recipient disagree with the Executive Director’s decision, the Recipient may appeal to the Energy Commission at a regularly scheduled business meeting. Recipient will be provided with the current procedures for placing the appeal on a Energy Commission business meeting agenda.

b.	Binding Arbitration

Should the Energy Commission’s Dispute Resolution procedure above fail to resolve an Agreement dispute or grievance to the satisfaction of either party, the Recipient and the Energy Commission mutually may elect to have the dispute or grievance resolved through binding arbitration. If one party does not agree, the matter shall not be submitted to arbitration. The arbitration proceeding shall take place in Sacramento County, California, and shall be governed by the commercial arbitration rules of the American Arbitration Association (AAA) in effect on the date the arbitration is initiated. The dispute or grievance shall be resolved by one (1) arbitrator who is an expert in the particular field of the dispute or grievance. The arbitrator shall be selected in accordance with the AAA commercial arbitration rules. If arbitration is mutually decided by the parties, arbitration is in lieu of any court action and the decision rendered by the arbitrator shall be final and may not be appealed to a court through the civil process). However, judgment may be entered upon the arbitrator’s decision and is enforceable in accordance with the applicable law in any court having jurisdiction over this Agreement. The demand for arbitration shall be made no later six (6) months after the date of the Agreement’s termination, despite when the dispute or grievance arose, and despite the applicable statute of limitations for a suit based on the dispute or grievance. If the parties do not mutually agree to arbitration, the parties agree that the sole forum to resolve a dispute is California state court.

The cost of arbitration shall be borne by the parties as follows:

1)	The AAA’s administrative fees shall be borne equally by the parties;

2)	The expense of a stenographer shall be borne by the party requesting a stenographic record;

3)	Witness expenses for either side shall be paid by the party producing the witness;

4)	Each party shall bear the cost of its own travel expenses;

5)	All other expenses shall be borne equally by the parties, unless the arbitrator apportions or assesses the expenses otherwise as part of the award.

At the option of the parties, any or all of these arbitration costs may be deducted from any balance of Agreement funds. Both parties must agree, in writing, to utilize Agreement funds to pay for arbitration costs.

21.Workers' Compensation Insurance

a.    Recipient hereby warrants that it carries Worker's Compensation Insurance for all of its employees who will be engaged in the performance of this Agreement, and agrees to furnish to the Commission Project Manager satisfactory evidence of this insurance at any time the Commission Project Manager may request.

b.    If Recipient is self-insured for worker's compensation, it hereby warrants such self-insurance is permissible under the laws of the State of California and agrees to furnish to the Commission Project Manager satisfactory evidence of this insurance at any time the Commission Project Manager may request.

22.Confidentiality

a.    Information Considered Confidential

All Recipient information considered confidential at the commencement of this Agreement is designated an Attachment to this Agreement.

b.    Confidential Products: Labeling and Submitting Confidential Information

Prior to the commencement of this Agreement, the parties have identified in an Attachment to this Agreement, specific Confidential Information to be provided as a product. All such confidential products shall be marked, by the Recipient, as “Confidential” on each page of the document containing the Confidential Information and presented in a sealed package to the Grants and Loans Office. (Non-confidential products are submitted to the Commission Project Manager.) All Confidential Information will be contained in the “confidential” volume: no Confidential Information will be in the “public” volume.

c.	Submittal of Unanticipated Confidential Information as a Product

The Recipient and the Commission agree that during this Agreement, it is possible that the Recipient may develop additional data or information not originally anticipated as a confidential product. In this case, Recipient shall follow the procedures for a request for designation of Confidential Information specified in title 20 CCR 2505. The Energy Commission’s Executive Director makes the determination of confidentiality. Such subsequent determinations may be added to the list of confidential products in an Attachment to this Agreement.

d.	Disclosure of Confidential Information

Disclosure of Confidential Information by the Energy Commission may only be made pursuant to 20 CCR 2506 and 2507. All confidential data, records or products that are legally disclosed by the Recipient or any other entity become public records and are no longer subject to the above confidentiality designation.

23.Intellectual Property Items Developed Prior to This Agreement

a.	Intellectual property information is designated in an Attachment to this Agreement.

b.	The Energy Commission makes no claim to intellectual property that existed prior to this Agreement and was developed without Energy Commission funding.

24.Rights of Parties Regarding Intellectual Property

a.	Energy Commission’s Rights in Products

Products and reports specified for delivery to the Energy Commission under this Agreement shall become the property of the Energy Commission. The Energy Commission may use, publish, and reproduce the products and reports subject to the provisions of subsection c.

b.    Rights in Technical, Generated, and Product Data

1)    Recipient’s Rights

All data (i.e., technical, generated and product data) produced under this Agreement shall be the property of the Recipient, limited by the license retained by the Energy Commission in 2) below, and the rights the Energy Commission has in products specified above in a).

2)    Energy Commission’s Rights

Recipient shall provide the Commission Project Manager and any designated reviewer(s) with a copy of all technical, generated and product data produced under the Agreement, when requested. Recipient is not required to copy and submit data the Commission Project Manager has identified as being unusable to the Energy Commission and the PIER program such as raw data that is too disaggregated or voluminous for practical application. Such data shall be retained at the Recipient’s facility for inspection, review and possible copying by the Commission Project Manager for a minimum of three (3) years after final payment unless a longer period of records retention is stipulated.

Upon request by Commission Project Manager, Recipient shall provide the
Commission Project Manager and any designated reviewer(s) access to review technical and generated data produced in the course of this Agreement that is not requested to be delivered to the Energy Commission.

For all data (technical, generated and product data) produced under this Agreement, the Energy Commission retains a no-cost, non-exclusive, non-transferable, irrevocable, royalty-free, worldwide, perpetual license to use, publish, translate, produce and to authorize others to produce, translate, publish and use the data, subject to the provisions of subsection c.

c.	Limitations on Commission Disclosure of Recipient’s Confidential Records

1)
Data provided to the Energy Commission by Recipient, which data the Energy Commission has not already agreed to keep confidential and which Recipient seeks to have designated as confidential, or is the subject of a pending application for confidential designation, shall not be disclosed by the Energy Commission except as provided in Title 20 CCR Sections 2506 and 2507 (or as they may be amended), unless disclosure is ordered by a court of competent jurisdiction.

2)
It is the Energy Commission’s intent to use and release project results such as products and data in a manner calculated to further PIER while protecting proprietary or patentable interests of the parties. Therefore, the Energy Commission agrees not to disclose confidential data or the contents of reports containing data considered by Recipient as confidential, without first providing a copy of the disclosure document for review and comment by Recipient. Recipient shall have no less than 10 working days for review and comment and, if appropriate, to make an application for confidential designation on some or all of the data. The Energy Commission shall consider the comments of the Recipient and use professional judgment in revising the report, information or data accordingly.

d.    Exclusive Remedy

In the event the Energy Commission intends to publish or has disclosed data the Recipient considers confidential, the Recipient’s exclusive remedy is a civil court action for injunctive relief. Such court action shall be filed in Sacramento County, Sacramento, California.

e.    Waiver of Consequential Damages

IN NO EVENT WILL THE ENERGY COMMISSION BE LIABLE FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES BASED ON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT TORT, OR ANY OTHER LEGAL THEORY FOR THE DISCLOSURE OF RECIPIENT’S CONFIDENTIAL RECORDS, EVEN IF THE ENERGY COMMISSION HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. DAMAGES THAT THE ENERGY COMMISSION WILL NOT BE RESPONSIBLE FOR INCLUDE, BUT ARE NOT LIMITED TO, LOSS OF PROFIT; LOSS OF SAVINGS OR REVENUE; LOSS OF GOODWILL; LOSS OF USE OF THE PRODUCT OR ANY ASSOCIATED EQUIPMENT; COST OF CAPITAL; COST OF ANY SUBSTITUTE EQUIPMENT, FACILITIES, OR SERVICES; DOWNTIME; THE CLAIMS OF THIRD PARTIES INCLUDING CUSTOMERS; AND INJURY TO PROPERTY.

f.	Limitations on Recipient Disclosure of Grant Data, Information, Reports and Records

1)	Recipient must receive approval from the Commission Project Manager before disclosing to any third party the contents of any draft product or report.

2)
After any document submitted has become a part of the public records of the state, Recipient may, if it wishes to do so at its own expense, publish or utilize the same, but shall include the legal notice stated above.

3)
Notwithstanding the foregoing, in the event any public statement is made by the Energy Commission as to the role of Recipient or the content of any preliminary or Final Report of Recipient hereunder, Recipient may, if it believes such statement to be incorrect, state publicly what it believes is correct.

4)
No record that is provided by the Energy Commission to Recipient for Recipient’s use in executing this Agreement and which has been designated as confidential, or is the subject of a pending application for confidential designation, except as provided in Title 20, CCR Sections 2506 and 2507, shall be disclosed, unless disclosure is ordered by a court of competent jurisdiction (Title 20 CCR Section 2501, et seq.). At the election of the Commission Project Manager, the Recipient, its employees and any subcontractors shall execute a “confidentiality agreement,” supplied by the Commission Project Manager.

5)
Recipient acknowledges that each of its officers, employees, and subcontractors who are involved in the performance of this Agreement will be informed about the restrictions contained herein and to abide by the above terms.

g.	Proprietary Data

Proprietary data owned by the Recipient shall remain with the Recipient throughout the term of this Agreement and thereafter. The extent of Commission access to the same and the testimony available regarding the same shall be limited to that reasonably necessary to demonstrate, in a scientific manner to the satisfaction of scientific persons, the validity of any premise, postulate or conclusion referred to or expressed in any product or to establish a baseline for repayment purposes. Upon request by Commission Project Manager, Recipient shall provide the Commission Project Manager and any designated reviewer(s) access to review Recipient’s Proprietary Data produced in the course of this Agreement that is not requested to be delivered to the Energy Commission. The Energy Commission shall not disclose any of Recipient’s Proprietary Data accessed or reviewed to any third party.

h.	Preservation of Data

Any data which is reserved to the Recipient by the express terms hereof, and Proprietary Data and Trade Secrets that have been utilized to support any premise, postulate or conclusion referred to or expressed in any product hereunder, shall be preserved by the Recipient at the Recipient's own expense for a period of not less than three years after final payment, unless a longer period of records retention is stipulated.

i.	Destruction of Data

Before the expiration of three years or the stipulated records retention period, and before changing the form of or destroying any Data or Trade Secrets, the Recipient shall notify the Energy Commission of any such contemplated action and the Energy Commission may, within thirty (30) days after said notification, determine whether it desires said data to be further preserved. If the Energy Commission so elects, the expense of further preserving said data shall be paid for by the Energy Commission. Recipient agrees that the Energy Commission may, at its own expense, have reasonable access to said data throughout the time during which said data is preserved. Recipient agrees to use its best efforts to identify competent witnesses to testify in any court of law regarding said data or, at the Energy Commission’s expense, to furnish such competent witnesses.

j.	Patent Rights

Patent rights for Subject Inventions will be the property of Recipient, subject to the Energy Commission retaining a no-cost, nonexclusive, nontransferable, irrevocable, royalty-free, worldwide perpetual license to use or have practiced for or on behalf of the State of California the Subject Invention(s) for governmental purposes. Recipient must obtain agreements to effectuate this clause with all persons or entities, except for the U.S. Department of Energy (DOE), obtaining ownership interest in the patented Subject Invention(s). Previously documented (whether patented or unpatented under the patent laws of the United States of America or any foreign country) inventions are exempt from this subsection.
k.    March-In Rights

The Recipient shall forfeit and assign to the Energy Commission, at the Energy Commission’s request, all rights to a Subject Invention if either: 1) Recipient fails to apply for a patent on Subject Inventions(s) developed under this Agreement within six (6) months of conceiving or first actually reducing the technology to practice, or, 2) Recipient or assignee has not taken, or is not expected to take within a reasonable time, effective steps to achieve practical application of the Subject Invention. In this event, the Recipient agrees to relinquish all rights, subject to DOE reserved rights, to the Subject Invention to the Energy Commission. The Energy Commission will have the unfettered right to use and/or dispose of the rights in whatever manner it deems most suitable to help transfer the Technology into the market place, including but not limited to, seeking patent protection, or licensing the Subject Invention.

l.	Energy Commission's Rights to Invention.

Recipient and all persons and/or entities obtaining an ownership interest in Subject Invention(s) shall include within the specification of any United States patent application, and any patent issuing thereon covering a subject invention, the following statement:

"THIS INVENTION WAS MADE WITH STATE OF CALIFORNIA SUPPORT UNDER CALIFORNIA ENERGY COMMISSION GRANT NUMBER
PIR-08-022. THE ENERGY COMMISSION HAS CERTAIN RIGHTS TO THIS INVENTION."

m.	Copyrights

1)	Copyrightable material first produced under this Agreement shall be owned by the Recipient, limited by the license granted to the Energy Commission in 2) below.

2)
Recipient agrees to grant the Energy Commission a royalty-free, no-cost nonexclusive, irrevocable, nontransferable worldwide, perpetual license to produce, translate, publish, use and dispose of, and to authorize others to produce, translate, publish, use and dispose of all copyrightable material first produced or composed in the performance of this Agreement.

3)
Recipient will apply copyright notices to all documents prepared for this Agreement that will be released to the public, including reports, products, articles submitted for publication, and all reprints using the following form or such other form as may be reasonably specified by the Energy Commission.

“ۙ[YEAR OF FIRST PUBLICATION OF PRODUCT],
[THE COPYRIGHT HOLDER’S NAME].
ALL RIGHTS RESERVED.”

4)	Software

In the event software is developed that is not a product under the Agreement, Recipient shall have the right to copyright and/or patent such software and grants the Energy Commission a royalty-free, no-cost, non-exclusive, irrevocable, non-transferable, worldwide, perpetual license to produce and use the software, its derivatives and upgrades for governmental purposes.

n.	Intellectual Property Indemnity

Recipient warrants that Recipient will not, in supplying work under this Agreement’s Work Statement, knowingly infringe or misappropriate any intellectual property right of a third party, and that it will conduct a reasonable investigation of the intellectual property rights of third parties to avoid such infringement. Recipient will defend and indemnify Energy Commission from and against any claim, lawsuit or other proceeding, loss, cost, liability or expense (including court costs and reasonable fees of attorneys and other professionals) to the extent arising out of: (i) any third party claim that a product infringes any patent, copyright, trade secret or other intellectual property right of any third party, or (ii) any third party claim arising out of the negligent or other tortious act(s) or omission(s) by the Recipient, its employees, subcontractors or agents, in connection with or related to the products or the Recipient’s performance thereof under this Agreement.

25.Royalty Payments to Commission
Commission royalties under the following terms and conditions.

a.	Recipient agrees to pay Energy Commission a royalty of [****].

b.
Recipient’s obligation to make payments to Energy Commission shall commence from the date Project-Related Products and Rights are first sold and shall extend for a period of fifteen (15) years thereafter. Payments are payable in annual installments and are due the first day of March in the calendar year immediately following the year during which Recipient receives Gross Revenues.

c.	[****].

d.
Recipient agrees not to make any Sale, license, lease, gift or other transfer of any Project-Related Products and Rights with the intent of, or for the purpose of, depriving Energy Commission of royalties hereunder. Generally, this means that Recipient will not make any Sale, license, lease or other transfer of Project-Related Products and Rights for consideration other than fair market value. Further, Recipient agrees that such activity constitutes breach of this Agreement and that Recipient agrees to repay within sixty (60) days the amount due under c above (Early Buyout).

e.
Recipient acknowledges that a late payment of royalties owed to the Energy Commission will cause the Energy Commission to incur costs not contemplated by the parties. If a royalty payment is not paid when due, Recipient agrees to pay the Energy Commission a late fee equal to [****] of the payment due. Additionally, Recipient agrees that royalty payments not paid within fifteen (15) days of the due date shall thereupon become debt obligations of Recipient to the Energy Commission, due upon demand and bearing interest at the maximum interest rate allowed by law.

f.	Recipient shall maintain separate accounts within its financial and other records for purposes of tracking components of Sales and royalties due to Energy Commission under this Agreement.

g.	Payments to Energy Commission are subject to audit as provided for under the Recordkeeping, Cost Accounting and Auditing section.

h.
In the event of default hereunder, Energy Commission shall be free to exercise all rights and remedies available to it herein, and under law and at equity. The Recipient’s failure to pay when due, any amount due and payable shall cause default under this Agreement.

26.General Provisions

a.    Governing Law

It is hereby understood and agreed that this Agreement shall be governed by the laws of the State of California as to interpretation and performance.

b.    Independent Capacity

The Recipient, and the agents and employees of the Recipient, in the performance of this Agreement, shall act in an independent capacity and not as officers or employees or agents of the State of California.

c.    Assignment
Without the written consent of the Energy Commission in the form of a formal written amendment, this Agreement is not assignable or transferable by Recipient either in whole or in part.

d.    Timeliness

Time is of the essence in this Agreement.

e.    Unenforceable Provision

In the event that any provision of this Agreement is unenforceable or held to be unenforceable, then the parties agree that all other provisions of this Agreement have force and effect and shall not be affected thereby.

f.	Waiver

No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. All remedies afforded in this Agreement shall be taken and construed as cumulative, that is, in addition to every other remedy provided therein or by law.

g.    Assurances

The Commission reserves the right to seek further written assurances from the Recipient and its team that the work of the project under this Agreement will be performed consistent with the terms of the Agreement.

h.    Change in Business

1)	Recipient shall promptly notify the Energy Commission of the occurrence of any of the following:

a)    A change of address.

b)    A change in the business name or ownership.

c)    The existence of any litigation or other legal proceeding affecting the project.

d)    The occurrence of any casualty or other loss to project personnel, equipment or third parties.

e)    Receipt of notice of any claim or potential claim against Recipient for patent, copyright, trademark, service mark and/or trade secret infringement that could affect the Energy Commission’s rights.

2)
Recipient shall not change or reorganize the type of business entity under which it does business except upon prior written notification to the Energy Commission. A change of business entity or name change requires an amendment assigning or novating the Agreement to the changed entity. In the event the Energy Commission is not satisfied that the new entity can perform as the original Recipient, the Energy Commission may terminate this Agreement as provided in the termination section.

i.	Access to Sites and Records

The Energy Commission staff or its representatives shall have reasonable access to all project sites and to all records related to this Agreement.

j.	Survival of Terms

It is understood and agreed that certain provisions shall survive the completion or termination date of this Agreement for any reason. The provisions include, but are not limited to:

•	“Payments of Funds”

•	“Equipment”

•	“Change in Business”

•	“Disputes”

•	“Termination”

•	“Recordkeeping, Cost Accounting, and Auditing”

•	“Indemnification”

•	“Right of Parties Regarding Intellectual Property”

•	“Royalty Payments to Commission”

•	Access to Sites and Records

27.Certifications and Compliance

a.	Federal, State & Local Laws

Recipient shall comply with all applicable federal, state and local laws, rules and regulations.

b.	Nondiscrimination Statement of Compliance
During the performance of this Agreement, Recipient and its subcontractors shall not unlawfully discriminate, harass or allow harassment, against any employee or applicant for employment because of sex, sexual orientation, race, color, ancestry, religious creed, national origin, physical disability (including HIV and AIDS), mental disability, medical condition (cancer), age (40), marital status, and denial of family care leave. Recipient and its subcontractors shall insure that the evaluation and treatment of their employees and applicants for employment are free from such discrimination and harassment. Recipient and its subcontractors shall comply with the provisions of the Fair Employment and Housing Act (Government Code Sections 12990 et seq.) and the applicable regulations promulgated thereunder (California Code of Regulations, Title 2, Section 7285et seq.). The applicable regulations of the Fair Employment and Housing Commission implementing Government Code Section 12990 (a-f), set forth in Chapter 5 of Division 4 of Title 2 of the California Code of Regulations are incorporated into this Agreement by reference and made a part of it as if set forth in full. Recipient and its subcontractors shall give written notice of their obligations under this section to labor organizations with which they have a collective bargaining or other Agreement.

The Recipient shall include the nondiscrimination and compliance provisions of this section in all subcontracts to perform work under this Agreement.

c.    Drug Free Workplace Certification

By signing this Agreement, the Recipient hereby certifies under penalty of perjury under the laws of the State of California that the Recipient will comply with the requirements of the Drug-Free Workplace Act of 1990 (Government Code Section 8350 et seq.) and will provide a drug-free workplace by taking the following actions:

1)
Publish a statement notifying employees that unlawful manufacture, distribution, dispensation, possession, or use of a controlled substance is prohibited and specifying actions to be taken against employees for violations as required by Government Code Section 8355(a).

2)	Establish a Drug-Free Awareness Program as required by Government Code Section 8355(b) to inform employees about all of the following:

•	The dangers of drug abuse in the workplace;

•	The person's or organization's policy of maintaining a drug-free workplace;

•	Any available counseling, rehabilitation, and employee assistance programs; and

•	Penalties that may be imposed upon employees for drug abuse violations.

3)	Provide, as required by Government Code Section 8355(c), that every employee who works on the proposed project:

•	Will receive a copy of the company's drug-free policy statement;

•	Will agree to abide by the terms of the company's statement as a condition of employment on the project.

Failure to comply with these requirements may result in suspension of payments under the Agreement or termination of the Agreement or both, and the Recipient may be ineligible for any future state awards if the Commission determines that any of the following has occurred: (1) the Recipient has made false certification, or (2) violates the certification by failing to carry out the requirements as noted above.

d.    National Labor Relations Board Certification (Not applicable to public entities)

Recipient, by signing this Agreement, does swear under penalty of perjury that no more than one final unappealable finding of contempt of court by a Federal Court has been issued against the Recipient within the immediately preceding two year period because of the Recipient's failure to comply with an order of a Federal Court which orders the Recipient to comply with an order of the National Labor Relations Board.

e.    Child Support Compliance Act (Applicable to California Employers)

For any agreement in excess of $100,000, the Recipient acknowledges that:

1)
It recognizes the importance of child and family support obligations and shall fully comply with all applicable state and federal laws relating to child and family support enforcement, including, but not limited to, disclosure of information and compliance with earnings assignment orders, as provided in Chapter 8 (commencing with section 5200) of Part 5 of Division 9 of the Family Code; and

2)
To the best of its knowledge is fully complying with the earnings assignment orders of all employees and is providing the names of all new employees to the New Hire Registry maintained by the California Employment Development Department.

f.    Air or Water Pollution Violation

Under the state laws, the Recipient shall not be:

1)	In violation of any order or resolution not subject to review promulgated by the State Air Resources Board or an air pollution control district;

2)	Subject to cease and desist order not subject to review issued pursuant to Section 13301 of the Water Code for violation of waste discharge requirements or discharge prohibitions; or

3)	Finally determined to be in violation of provisions of federal law relating to air or water pollution.

g.    Americans With Disabilities Act

By signing this Agreement, Recipient assures the State that it complies with the Americans with Disabilities Act (ADA) of 1990 (42 U.S.C. 12101, et seq.), which prohibits discrimination on the basis of disability, as well as applicable regulations and guidelines issued pursuant to the ADA.

28.Definitions

•
Affiliate of the Recipient means any natural person, corporation, partnership, joint venture, sole proprietorship or other business entity directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with the Recipient. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by agreement, or otherwise. For purposes of this Agreement, it is presumed that ownership or control of the voting power of more than fifty percent (50%) of the voting stock or partnership interests in an entity constitutes control of that entity.

•	Agreement Period is the length of this Agreement between the Energy Commission and the Recipient. The Recipient’s Project may coincide with or extend outside the Agreement Period.

•
Confidential Information is information Recipient has submitted to the Energy Commission and has satisfactorily identified and which the Energy Commission has agreed to designate as confidential pursuant to Title 20 CCR 2501 and following (and amendments).

•
Economic Benefit for a Project co-funded using Energy Commission funds means the realization of economic gain or other tangible benefits by the Recipient or Affiliate of the Recipient (except bona fide third party purchasers of Recipient 's commercial products) through the use of Project-Related Products and Rights, including but not limited to, operation, sale, distribution or manufacturing; or by any other transaction, including but not limited to, grant, rent, loan, equity, option, transfer, license or other fee; or by Otherwise Disposing of the Project-Related Products and Rights. The Energy Commission may rely upon professional accounting opinion in making a final determination of the dollar value of Gross Revenues, and such determination shall be the basis for calculating the royalty payment due the Energy Commission.

•
Equipment is defined as having a useful life of at least one year, having an acquisition unit cost of at least $5,000, and purchased with Energy Commission funds. Equipment means any products, objects, machinery, apparatus, implements or tools purchased, used or constructed within the Project, including those products, objects, machinery, apparatus, implements or tools from which over thirty percent (30%) of the equipment is composed of Materials purchased for the Project. For purposes of determining depreciated value of equipment used in the Agreement, the Project shall terminate at the end of the normal useful life of the equipment purchased, funded and/or developed with Energy Commission funds. The Energy Commission may determine the normal useful life of such equipment.

•
Gross Revenues means the gross Sales Price, rentals and other amounts received by Recipient from or on account of the Sale, lease, or other transfer or use of Project-Related Products and Rights, less sales tax paid. Gross Revenues shall be determined as above and in accordance with appropriate Federal cost principles and any Economic Benefit.

•	Match Funds means cash or in-kind (non-cash) contributions provided by Recipient, subcontractors or other parties that will be used in performance of this Agreement.

•	Materials means the substances used in constructing a finished object, commodity, device, article or product.

•
Otherwise Disposing Of means (1) Project-Related Products and Rights not sold but delivered by the Recipient or Affiliate of the Recipient to others regardless of the basis for compensation, if any; and (2) Project-Related Products and Rights put into use by the Recipient or any third party for any purpose other than testing or evaluation of the Project-Related Products and Rights.

•
Project refers to the entire effort undertaken and planned by the Recipient and consisting of the work co-funded by the Energy Commission. The project may coincide with or extend beyond the Agreement Term.

•
Project-Related Products and Rights means any and all inventions, discoveries, machines, designs, computer software, products, devices, mechanisms, methods, protocols, processes, algorithms, flowcharts, diagrams, trade secrets, data, copyrights, patents, trademarks, proprietary rights, and the like created or made or discovered or first reduced to practice by the Recipient or other third party as a result, in whole or in part, of the Agreement award(s) and any and all updates, revisions, modification, enhancements, derivations, variations, additions, continuations, renewals, and extensions thereto and all proceeds and products therefrom.

•	Sale is sale, license, lease, gift or other transfer of Project-Related Product and Rights.

•	Sales Price means Gross Revenues, excluding normal returns and allowances such as sales tax, freight and insurance, if applicable, derived from a Sale.

•
Subject Invention means any and all invention or discovery conceived, or first actually reduced to practice in the course of or under the Energy Commission-funded portion of this Agreement (i.e., that portion of this Agreement for which Recipient has invoiced the Energy Commission and received reimbursement) and includes any art, method, process, machine, manufacture design or composition of matter, or any new and useful improvement thereof, whether patented or unpatented, under the patent laws of the United States of America or any foreign country.

•
Technology refers to the general subject area where the product or innovation will be used. For example, solar thermal electric generation is a Technology area; direct steam generation is an innovation in this Technology area.

•	Terms Relating to Data

◦
Technical Data or Data as used throughout this Agreement means recorded information regardless of form or characteristic, of a scientific or technical nature and used in the performance of this Agreement. It may, for example, document research; document experimental, developmental, demonstration, or engineering work; or be usable or used to define a design or process; or to procure, produce, support, maintain, or operate material. The data may be graphic or pictorial delineations in media such as drawings or photographs, test specifications or related performance or design type documents or computer software (including computer programs, computer software data bases, and computer software documentation). Examples of Technical Data include manufacturing techniques and methods, machinery, devices such as tools, products, or components, research and engineering data, engineering drawings and associated lists, specifications, engineering calculations, standards, process sheets, manuals, technical reports, catalog item identification, and related information. Technical Data as used herein does not include financial reports, cost analyses and other information incidental to administration of this Agreement.

◦
Proprietary Data is such data as Recipient has identified in a satisfactory manner as being under Recipient's control prior to commencement of performance of this Agreement, and which Recipient has reasonably demonstrated as being of a proprietary nature either by reason of copyright, patent or trade secret doctrines in full force and effect at the time when performance of this Agreement is commenced. Proprietary Data also includes data of a proprietary nature produced during the course of this Agreement that is produced by Recipient or its subcontractors at their own expense.

◦
Generated Data is that data that the Recipient collects, collates, records, deduces, reads out or postulates for use in the performance of this Agreement. In addition, any electronic data processing program, model or software system developed or substantially modified by the Recipient in the performance of this Agreement at Energy Commission expense, together with complete documentation thereof, shall be treated as Generated Data.

◦	Product Data is that data which, under the terms of this Agreement, is required to be delivered to the Energy Commission.

•
A Trade Secret is any formula, plan, pattern, process, tool, mechanism, compound, procedure, production data, or compilation of information which is not patented and which is generally known only to certain individuals with a commercial concern and are using it to fabricate, produce or compound an article of trade or a service having commercial value and which gives its user an opportunity to obtain a business advantage over competitors who do not know or use it.

WORK STATEMENT

TECHNICAL TASK LIST

Task #	CPR	Task Name
1	N/A	Administration
2		Select Engine
3	X	Adapt Engine to Natural Gas Fueling
4	X	Adapt Engine to Atkinson Cycle Operation
5		Adapt Engine for CHP Application
6		Laboratory Validation of System Durability
7	N/A	Technology Transfer Activities
8	N/A	Commercialization Readiness Plan
KEY NAME LIST

Task #	Key Personnel	Key Subcontractor(s)	Key Partner(s)
1	Jean Roy and Robert Panora	DE Solutions	None
2	Joseph Gehret, John Freeman, Jean Roy	AVL, Richard Geiss, DE Solutions	None
3	Joseph Gehret, John Freeman, Jean Roy	AVL, Richard Geiss, DE Solutions	None
4	Joseph Gehret, John Freeman, Jean Roy	AVL, Richard Geiss, DE Solutions	None
5	Joseph Gehret, John Freeman, Jean Roy	None	None
6	Joseph Gehret, John Freeman, Jean Roy	AVL, Richard Geiss, DE Solutions	None
7	Jean Roy and Robert Panora	DE Solutions	None
8	Jean Roy, Joseph Gehret, John Freeman	DE Solutions	None
GLOSSARY

Term/ Acronym	Definition
ARB	California Air Resources Board
ASERTTI	Association of State Energy Research and Technology Transfer Institutions
Atkinson Cycle
An Internal combustion engine cycle where during expansion stage, the gas pressure is allowed to expand to atmospheric pressure by holding the power stroke longer than the compression stroke resulting to increased thermal efficiency but at the expense of power

CHP	Combined Heat and Power
CPR	Critical Project Review
NG	Natural Gas
PAC	Project Advisory Committee
PIER	Public Interest Energy Research
RD&D	Research, Development and Demonstration
RPM	Revolution Per Minute
VVT	Variable Valve Timing

Problem Statement:
Small-scale, engine-based combined heat and power (CHP) systems have lost momentum in the California market. The outdated automotive engines used in current CHP systems have lackluster efficiencies and rely primarily on exhaust catalysts for emissions control. Even with advanced air-fuel ratio control, catalytic after-treatment is stretched to meet and sustain the California Air Resources Board (ARB) 2007 CHP emission standards. Additionally, modest engine efficiency causes under sizing or poor utilization in many commercial applications with relatively high electric-to-thermal loads. Finally, cost-effective CHP technology is lacking below 75 kilowatt (kW) in size, leaving a significant market population without a CHP option.

Goals of the Agreement:
The goal of this Agreement is to increase penetration of California’s CHP market by introducing modern automotive engine technology. It aims to broaden the market reach with smaller natural gas-fueled products that include: 1) an electric CHP package of about 30 kW; and 2) a mechanical CHP chiller and heat pump producing about 35-45 tons of cooling/heating.
Objectives of the Agreement:
The objectives of this Agreement are to:

•	Improve fuel efficiency by 10% in an engine suited for small-scale CHP applications

•	Reduce engine-out NOx emissions by 33% to comfortably achieve and sustain ARB 2007 CHP standards throughout the equipment’s useful life

•	Reduce oil consumption by 50% and extend catalyst life, reducing overhaul costs by 25%

•	Improve engine durability and service life by 50%

•	Increase power-to-heat ratio by 17%, enabling a better electric-to-thermal match for California applications with relatively modest thermal loads.

Product Guidelines:
For complete product guidelines, refer to Section 5 in the Terms and Conditions.

TASK 1 ADMINISTRATION
Task 1.1 Attend Kick-off Meeting
The goal of this task is to establish the lines of communication and procedures for implementing this Agreement.
The Recipient shall:

•
Attend a “Kick-Off” meeting with the Commission Project Manager, the Grants Officer, and a representative of the Accounting Office. The Recipient shall bring its Project Manager, Agreement Administrator, Accounting Officer, and others designated by the Commission Project Manager to this meeting. The administrative and technical aspects of this Agreement will be discussed at the meeting. Prior to the kick-off meeting, the Commission Project Manager will provide an agenda to all potential meeting participants.

The administrative portion of the meeting shall include, but not be limited to, the following:

o	Discussion of the terms and conditions of the Agreement.

o	Discussion of Critical Project Review (Task 1.2).

o	Match fund documentation (Task 1.6).

o	Permit documentation (Task 1.7).

The technical portion of the meeting shall include, but not be limited to, the following:

o	The Commission Project Manager’s expectations for accomplishing tasks described in the Scope of Work.

o	An updated Schedule of Products.

o	Discussion of Progress Reports (Task 1.4).

o	Discussion of Technical Products (Product Guidelines located in Section 5 of the Terms and Conditions).

o	Discussion of the Final Report (Task 1.5).

The Commission Project Manager shall designate the date and location of this meeting.
Recipient Products:

•	Updated Schedule of Products

•	Updated List of Match Funds

•	Updated List of Permits

Commission Project Manager Product:

•	Kick-Off Meeting Agenda

Task 1.2 Critical Project Review (CPR) Meetings
The goal of this task is to determine if the project should continue to receive Energy Commission funding to complete this Agreement and to identify any needed modifications to the tasks, products, schedule or budget.

CPRs provide the opportunity for frank discussions between the Energy Commission and the Recipient. CPRs generally take place at key, predetermined points in the Agreement, as determined by the Commission Project Manager and as shown in the Technical Task List above. However, the Commission Project Manager may schedule additional CPRs as necessary, and any additional costs will be borne by the Recipient.

Participants include the Commission Project Manager and the Recipient and may include the Commission Grants Officer, the Public Interest Energy Research (PIER) Program Team Lead, other Energy Commission staff and Management as well as other individuals selected by the Commission Project Manager to provide support to the Energy Commission.

The Commission Project Manager shall:

•	Determine the location, date, and time of each CPR meeting with the Recipient. These meetings generally take place at the Energy Commission, but they may take place at another location.

•	Send the Recipient the agenda and a list of expected participants in advance of each CPR. If applicable, the agenda shall include a discussion on both match funding and permits.

•	Conduct and make a record of each CPR meeting. One of the outcomes of this meeting will be a schedule for providing the written determination described below.

•
Determine whether to continue the project, and if continuing, whether or not modifications are needed to the tasks, schedule, products, and/or budget for the remainder of the Agreement. Modifications to the Agreement may require a formal amendment (please see the Terms and Conditions). If the Commission Project Manager concludes that satisfactory progress is not being made, this conclusion will be referred to the Energy Commission’s Research, Development and Demonstration (RD&D) Policy Committee for its concurrence.

•
Provide the Recipient with a written determination in accordance with the schedule. The written response may include a requirement for the Recipient to revise one or more product(s) that were included in the CPR.

The Recipient shall:

•
Prepare a CPR Report for each CPR that discusses the progress of the Agreement toward achieving its goals and objectives. This report shall include recommendations and conclusions regarding continued work of the projects. This report shall be submitted along with any other products identified in this scope of work. The Recipient shall submit these documents to the Commission Project Manager and any other designated reviewers at least 15 working days in advance of each CPR meeting.

•	Present the required information at each CPR meeting and participate in a discussion about the Agreement.

Commission Project Manager Products:

•	Agenda and a list of expected participants

•	Schedule for written determination

•	Written determination

Recipient Product:     CPR Report(s)

Task 1.3 Final Meeting
The goal of this task is to closeout this Agreement.

The Recipient shall:

•	Meet with Energy Commission staff to present the findings, conclusions, and recommendations. The final meeting must be completed during the closeout of this Agreement.

This meeting will be attended by, at a minimum, the Recipient, the Commission Grants Office Officer, and the Commission Project Manager. The technical and administrative aspects of Agreement closeout will be discussed at the meeting, which may be two separate meetings at the discretion of the Commission Project Manager.

The technical portion of the meeting shall present an assessment of the degree to which project and task goals and objectives were achieved, findings, conclusions, recommended next steps (if any) for the Agreement, and recommendations for improvements. The Commission Project Manager will determine the appropriate meeting participants.

The administrative portion of the meeting shall be a discussion with the Commission Project Manager and the Grants Officer about the following Agreement closeout items:

o	What to do with any equipment purchased with Energy Commission funds (Options).

o	Energy Commission’s request for specific “generated” data (not already provided in Agreement products).

o	Need to document Recipient’s disclosure of “subject inventions” developed under the Agreement.

o	“Surviving” Agreement provisions, such as repayment provisions and confidential Products.

o	Final invoicing and release of retention.

o	Prepare a schedule for completing the closeout activities for this Agreement.

Products:

•	Written documentation of meeting agreements

•	Schedule for completing closeout activities

Task 1.4 Monthly Progress Reports
The goal of this task is to periodically verify that satisfactory and continued progress is made towards achieving the research objectives of this Agreement on time and within budget.

The objectives of this task are to summarize activities performed during the reporting period, to identify activities planned for the next reporting period, to identify issues that may affect performance and expenditures, and to form the basis for determining whether invoices are consistent with work performed.

The Recipient shall:

•
Prepare a Monthly Progress Report which summarizes all Agreement activities conducted by the Recipient for the reporting period, including an assessment of the ability to complete the Agreement within the current budget and any anticipated cost overruns. Each progress report is due to the Commission Project Manager within 10 days of the end of the reporting period. The recommended specifications for each progress report are contained in the terms and conditions of this Agreement.

Product:    Monthly Progress Reports

Task 1.5 Final Report
The goal of the Final Report is to assess the project’s success in achieving its goals and objectives, advancing science and technology, and providing energy-related and other benefits to California.

The objectives of the Final Report are to clearly and completely describe the project’s purpose, approach, activities performed, results, and advancements in science and technology; to present a public assessment of the success of the project as measured by the degree to which goals and objectives were achieved; to make insightful observations based on results obtained; to draw conclusions; and to make recommendations for further RD&D projects and improvements to the PIER project management processes.
The Final Report shall be a public document. If the Recipient has obtained confidential status from the Energy Commission and will be preparing a confidential version of the Final Report as well, the Recipient shall perform the following activities for both the public and confidential versions of the Final Report.

The Recipient shall:

•	Prepare an Outline of the Final Report.

•
Prepare a Final Report following the approved outline and the latest version of the PIER Final Report guidelines published on the Energy Commission's website at http://www.energy.ca.gov/contracts/pier/contractors/index.html at the time the Recipient begins performing this task, unless otherwise instructed in writing by the Commission Project Manager. Instead of the timeframe listed in the Product Guidelines located in Section 5 of the Terms and Conditions, the Commission Project Manager shall provide written comments on the Draft Final Report within fifteen (15) working days of receipt. The Final Report must be completed on or before the end of the Agreement Term.

•	Submit one bound copy of the Final Report with the final invoice.

Products:

•	Draft Outline of the Final Report

•	Final Outline of the Final Report

•	Draft Final Report

•	Final Report

Task 1.6 Identify and Obtain Matching Funds
The goal of this task is to ensure that the match funds planned for this Agreement are obtained for and applied to this Agreement during the term of this Agreement.

The costs to obtain and document match fund commitments are not reimbursable through this Agreement. Although the PIER budget for this task will be zero dollars, the Recipient may utilize match funds for this task. Match funds shall be spent concurrently or in advance of PIER funds for each task during the term of this Agreement. Match funds must be identified in writing and the associated commitments obtained before the Recipient can incur any costs for which the Recipient will request reimbursement.

The Recipient shall:

•
Prepare a letter documenting the match funding committed to this Agreement and submit it to the Commission Project Manager at least 2 working days prior to the kick-off meeting. If no match funds were part of the proposal that led to the Energy Commission awarding this Agreement and none have been identified at the time this Agreement starts, then state such in the letter.

If match funds were a part of the proposal that led to the Energy Commission awarding this Agreement, then provide in the letter a list of the match funds that identifies the:

o	Amount of each cash match fund, its source, including a contact name, address and telephone number and the task(s) to which the match funds will be applied.

o
Amount of each in-kind contribution, a description, documented market or book value, and its source, including a contact name, address and telephone number and the task(s) to which the match funds will be applied. If the in-kind contribution is equipment or other tangible or real property, the Recipient shall identify its owner and provide a contact name, address and telephone number, and the address where the property is located.

•	Provide a copy of the letter of commitment from an authorized representative of each source of cash match funding or in-kind contributions that these funds or contributions have been secured.

•
Discuss match funds and the implications to the Agreement if they are reduced or not obtained as committed, at the kick-off meeting. If applicable, match funds will be included as a line item in the progress reports and will be a topic at CPR meetings.

•	Provide the appropriate information to the Commission Project Manager if during the course of the Agreement additional match funds are received.

•
Notify the Commission Project Manager within 10 days if during the course of the Agreement existing match funds are reduced. Reduction in match funds must be approved through a formal amendment to the Agreement and may trigger an additional CPR.

Products:

•	A letter regarding match funds or stating that no match funds are provided

•	Copy(ies) of each match fund commitment letter(s) (if applicable)

•	Letter(s) for new match funds (if applicable)

•	Letter that match funds were reduced (if applicable)

Task 1.7 Identify and Obtain Required Permits
The goal of this task is to obtain all permits required for work completed under this Agreement in advance of the date they are needed to keep the Agreement schedule on track.

Permit costs and the expenses associated with obtaining permits are not reimbursable under this Agreement. Although the PIER budget for this task will be zero dollars, the Recipient shall budget match funds for any expected expenditures associated with obtaining permits. Permits must be identified in writing and obtained before the Recipient can make any expenditures for which a permit is required.

The Recipient shall:

•
Prepare a letter documenting the permits required to conduct this Agreement and submit it to the Commission Project Manager at least 2 working days prior to the kick-off meeting. If there are no permits required at the start of this Agreement, then state such in the letter. If it is known at the beginning of the Agreement that permits will be required during the course of the Agreement, provide in the letter:

◦	A list of the permits that identifies the:

▪	Type of permit

▪	Name, address and telephone number of the permitting jurisdictions

▪	or lead agencies

◦	The schedule the Recipient will follow in applying for and obtaining these permits.

•
Discuss the list of permits and the schedule for obtaining them at the kick-off meeting and develop a timetable for submitting the updated list, schedule and the copies of the permits. The implications to the Agreement if the permits are not obtained in a timely fashion or are denied will also be discussed. If applicable, permits will be included as a line item in the Progress Reports and will be a topic at CPR meetings.

•	If during the course of the Agreement additional permits become necessary, provide the appropriate information on each permit and an updated schedule to the Commission Project Manager.

•	As permits are obtained, send a copy of each approved permit to the Commission Project Manager.

•	If during the course of the Agreement permits are not obtained on time or are denied, notify the Commission Project Manager within 5 working days. Either of these events may trigger an additional CPR.

Products:

•	Letter documenting the permits or stating that no permits are required

•	A copy of each approved permit (if applicable)

•	Updated list of permits as they change during the term of the Agreement (if applicable)

•	Updated schedule for acquiring permits as changes occur during the term of the Agreement (if applicable)

TECHNICAL TASKS

TASK 2 SELECT ENGINE

The goal of this task is to select a modern automotive-type gasoline engine that is suitable for usage in the subject applications, which will incorporate low-pressure Natural Gas (NG) fueling and an Atkinson cycle operating strategy.

The Recipient shall:

•
Establish duty cycle torque and power requirements for the subject applications; then, using predictive modeling, determine the required gasoline-equivalent performance parameters that will satisfy those requirements. The modeling will take into account degradation in performance due to NG fueling and emission compliance, plus efficiency and power/torque tradeoffs associated with Atkinson cycle operation.

•	Survey performance specifications of currently available automotive-type gasoline engines and select those most likely to satisfy the required performance parameters.

•
Perform a study for those engines considering the costs of engine procurement, modification, operation (fuel cost), maintenance, etc., and the cost of any supplemental emissions control hardware. Use results to select an engine for the project. Modifications may include increase in mechanical compression ratio, modified camshaft event timing and/or variable valve timing (VVT) calibration strategies, incorporation of NG-compatible components and exhaust heat recovery manifold(s), etc.

•	Procure selected engine using match fund.

Product:    Task Report (No draft)

TASK 3 ADAPT ENGINE TO NATURAL GAS FUELING

The goal of this task is to replace the engine’s gasoline fuel system with a NG metering system and controls capable of maintaining optimum catalyst feedgas composition, enabling emission compliance with project guidelines (ARB 2007 CHP).

The Recipient shall:

•	Procure and install a state-of-the-art NG fuel metering and control system; modify base engine components as required to be compatible with NG system components.

•	Procure and install exhaust heat recovery manifold and appropriate 3-way catalyst.

•	Install the engine system on a dynamometer at AVL’s California Technology Center.

•
Perform baseline performance, efficiency, and emission tests to confirm results predicted by Task 2 modeling studies. If results are unsatisfactory, modify system hardware and/or calibrations as required and repeat baseline tests.

•	Prepare a Critical Project Review- 1 (CPR-1) Report in Power Point format

•	Submit CPR-2 report to Commission Agreement Manager at least one week prior to the CPR-2 Meeting date.

•	Attend and participate in the CPR-1 meeting.

•	Specify source of fund, whether PIER fund or match fund, used in purchasing or obtaining components.
Products:

•	Task Report (No draft)

•	List of Components

•	Critical Project Review #1

TASK 4 ADAPT ENGINE TO ATKINSON CYCLE OPERATION

The goal of this task is to achieve at least a 10% improvement in net engine thermal efficiency by incorporating Atkinson cycle combustion strategies. Emissions must remain compliant. Engine testing will be performed on a dynamometer at AVL’s center.

The Recipient shall:

•	Depending upon base engine configuration, recipient may:

◦	Increase engine mechanical compression ratio to approach [15:1].

◦	Reduce valve lift (if required to accommodate higher compression ratio).

•	Perform thermal efficiency testing to establish a “map” of optimal intake valve event (and spark) timing vs. speed and load.

•	Based on this map, define VVT and spark calibrations that automatically optimize thermal efficiency across a range of speeds and loads.

•
Use a model incorporating these calibrations to predict net thermal efficiency over the duty cycle of the subject application. Compare the results to the baseline configuration to calculate a net efficiency improvement.

•	Incorporate onto the engine functional valve and spark timing control systems that implement the optimal calibration (to the extent possible).

•	Perform dynamometer tests employing the functional control systems and compare results to predictions. Make calibration refinements if needed to achieve emissions compliance.

•	Prepare a Critical Project Review- 2 (CPR-2) Report in Power Point format.

•	Submit CPR-2 report to Commission Agreement Manager at least one week prior to the CPR-2 Meeting date.

•	Attend and participate in the CPR- 2 meeting.

Products:

•	Task Report, including dynamometer test data summaries, final hardware and calibration details, etc. (No draft)

•	Critical Project Review #2

TASK 5 ADAPT ENGINE FOR CHP APPLICATION

The goal of this task is to assess the various interface connection points to the engine and adapt the subsystems required for stationary CHP applications.

The Recipient shall:

•	Design and implement a heat recovery hydronic system including a circulating pump, thermostatic valve, oil cooler, and instrumentation.

•	Design and implement an exhaust heat exchanger that will compactly adapt to both the exhaust manifold and the heat recovery hydronic system, as well as house the exhaust emissions catalyst.

•
Design and implement an extended oil change system that will increase the sump capacity of the engine so that oil change intervals may be extended to a minimum of 1,000 hours. The design will utilize the engine’s own mechanical pump to draw oil from an enlarged tank beneath the engine. A pressure regulator, level switch, and pressure switch will be included with provisions made for proper crankcase venting.

•
Design and implement the completion of the natural gas fuel system to include dual shut-off valves for the fuel, a combustion air system, and instrumentation such as manifold pressure and air temperature.

•
Design and implement a control harness for interconnection to the Tecogen microprocessor control system that will include fuel control, safety switches, pressure, temperature and revolution per minute (rpm) instrumentation.

Product:	Task Report (No draft)
TASK 6 LABORATORY VALIDATION OF SYSTEM DURABILITY

The goal of this task is to show that the engine system has adequate mechanical and emissions durability, based on dynamometer tests. Durability testing will be conducted at Tecogen and will be done in accordance with the Laboratory Performance Test Plan generated for the laboratory validation.

The Recipient shall:

•	Prepare a draft Laboratory Performance Test Plan and submit to the Commission Project Manager for review and comments. This plan will include, but not be limited to:

◦
A description of the Association of State Energy Research and Technology Transfer Institutions (ASERTTI) Performance Testing and Reporting Protocols and explanation of how the laboratory performance testing will comply with these standards.

◦	A rationale for the selection of test conditions.

◦	Predicted performance based on the results of previous project work.

◦	Test objectives and technical approaches.

◦	A test matrix showing the number of test conditions and replicated runs.

◦	A description of the facilities, equipment, and instrumentation required.

◦
A description of the test procedures, including parameters to be controlled and how they will be controlled, parameters to be measured and instruments to measure them, calibration procedures, and maintenance of experimental records.

◦	A description of the data analysis procedures.

◦	Contingency measures to be considered if the test objectives are not met.

•	Based on comments received from Energy Commission Project Manager, Recipient will prepare and submit a final Laboratory Performance Test Plan.

•	Procure the equipment specified to install the equipment for validation testing.

•	Conduct testing in accordance with the Laboratory Performance Test Plan.

◦	Perform baseline measurements of performance, emissions, and certain mechanical specifications of the subject engine.

◦	Operate the engine on a dynamometer simulating typical duty cycle conditions for a period of 5,000 hours. Conduct periodic “spot checks” of performance and emissions and make necessary modifications.

◦	Repeat baseline measurements after completion of 5,000 test hours.

•	Conduct team meetings to review project progress.

•	Prepare the Laboratory Performance Test Report and submit to the Energy Commission Project Manager. This report will include, but not be limited to, the following:

◦	System description and specifications.

◦	Test Plan.

◦	Test results.

◦	Graphical representations of key test data.

◦	Analysis of the test results.

◦	Conclusions, focusing on the scientific basis for any departure of results from predictions, any unusual findings, and the impact on the design.

◦	Recommendations regarding further testing.

◦	Photographs as appropriate.

Products:

•	Draft Laboratory Performance Test Plan

•	Final Laboratory Performance Test Plan

•	Laboratory Performance Test Report (No draft)

TASK 7 TECHNOLOGY TRANSFER ACTIVITIES

The goal of this task is to stimulate market adoption of the technology advances by disseminating information on project results with stakeholders and market participants. The objective of this task is to present advances in science and technology made under this project with the peer technical community, other stakeholders, and decision-makers in the private and public sectors. The outreach material will also convey how the advanced engine technology developed under this contract will be integrated into Tecogen CHP products.
The Recipient shall:

•	Make presentations and staff exhibits on PIER-funded RD&D at technical conferences, trade shows, public hearings, and/or workshops.

•	Write and submit papers and/or presentations for publication on PIER-funded RD&D.

•	Identify specific conferences and target audiences for presentations on PIER-funded RD&D activities and results.

•	Describe planned and completed Technology Transfer Activities in Monthly Progress Reports, with a summary of relevant activities to be included in the project’s Final Report.

•	Provide copies of relevant presentations and papers to the Commission Project Manager.

Products:

•	Draft and Final Versions of papers for publication prior to their submittal for publication

•	Copies of meeting and conference agendas, presentations, and reports. Trip Reports for conferences emphasizing the value of attendance to the project

•	Appropriate section on Technology Transfer Activities in Monthly Reports, including planned conference presentations and preparation of technical papers

TASK 8 COMMERCIALIZATION READINESS PLAN

The goal of this task is to develop a Commercialization Readiness Plan for integrating this advanced engine into the Tecogen CHP product line. This engine will be readily adapted to the heat pump product and a small-sized electrical generation package. All design drawings and bills of material, produced by AVL, will be transferred to Tecogen. The production model will be analyzed to determine the most streamlined method of manufacturing between Tecogen, the engine supplier, and sub-suppliers. Later, this advanced engine technology will be adapted to Tecogen’s larger sized engines for chillers and CHP.

The Commercialization Readiness Plan will identify the actions, time, and funding required to integrate this engine to Tecogen’s products in order to provide a benefit to California utility customer. The plan will also quantify the expected market penetration of the product, and identify and quantify the California utility customer return on investment.

The Recipient shall:

•	Conduct a Technology Readiness Assessment. The assessment will include:

◦
A Milestone Chart with dates beginning at the start of this agreement showing significant events such as project completion, key technical accomplishments, laboratory testing, and commercial product introduction.

◦
For each Milestone in the Milestone Chart, there will be a description of the research, development, and demonstration or other technological efforts and the approximate cost required to achieve that Milestone.

◦	An implementation plan to ramp up to full production of the engine and CHP products.

◦	Identification of critical production processes, equipment, facilities, personnel resources, and support systems that will be needed to produce a commercially viable product.

◦
Internal manufacturing facilities, as well as supplier technologies, capacity constraints imposed by the design under consideration, identification of design critical elements and the use of hazardous or non-recyclable materials.

◦	Identification of manufacturing partners.

◦	The expected investment threshold to launch the commercial product.

•	Conduct a Market Readiness Assessment that will include:

◦	Identification and discussion of regulatory and institutional factors that positively or negatively affect the purchase of our products.

◦	Identification of the business and commercial relationships that need to be established.

◦	Quantification of Technical Market Potential.

◦	Quantification of Economic Market Potential.

◦	A projection of what the commercial product "should cost" as a function of sales per year.

◦	Identification of the classes of customers that will purchase the product.

◦	Identification of competing manufacturers and competing technologies and their expected advantages and disadvantages at the same points in time.

◦	Projected selling prices consistent with the projected sales volume and market position.

◦	Projected rate of penetration of sales in California and elsewhere, including expected sales in each year.

•	Conduct a Public Benefits Assessment that will:

◦	Identify Sources of public benefits, including, but not limited to:

◦	Fuel and electricity savings.

◦	Greenhouse Gas Emission reductions.

◦	Criteria pollutant emission reductions.

◦
Projected royalty payments by year based on the projected penetration rate given in the Market Readiness Assessment: (Number of units sold) x (Selling price per unit) x (Percentage of product development attributable to PIER funding) x [****].

◦	Energy supply security.

•	Describe a methodology and metric for valuing each public benefit, with a description of the approach for estimating the magnitude of the public benefit.

•	Apply the methodology and tabulate the projected public benefits.

•	Prepare a Draft Commercialization Readiness Plan that integrates the findings of the Technology Readiness, Market Readiness and Public Benefits Assessments.

Products:

•	Draft Production Readiness Plan

•	Final Production Readiness Plan

Status of Milestones and Products:
[This should be the complete list as contained in the revised Work Statement and Exhibit B. Highlight differences between actual and planned.]

Description	Start Date		Due Date		Status (%)
	Planned	Actual	Planned	Actual
Identify top 3 assessment candidates	4/15/12	4/15/12	5/1/12	5/1/12	On time 100%
Develop test plan	4/20/12	4/10/12	7/7/12	6/10/12	Ahead 100%
Analyze experimental data	5/1/12	6/1/12	1/1/13	2/1/13	Delayed 25%

Overall schedule for the ______________ project.
[Planned is solid blue, actual is red striped. This work flow diagram needs to correlate with the schedule in Exhibit B. This example has been prepared as a Word Picture, but a comparable Excel diagram or Gantt chart is fine.]

Overview of Fiscal Status: (See invoices for detail.)
[It is useful to track the rate of expenditure of project funds. The most useful way to do this is to compare the actual expenditure rate with the planned expenditure rate. You get the planned rate at the beginning of the project, so it becomes a baseline. If you change course at a critical project review, you should show the original and the modified baseline, and then track against the new one.]

Photographs:
[Include photographs where appropriate to document progress.] The photos shall be shot with color print film or be very high quality digital photos (at least 300 dpi).

Evidence of Progress:
If there is a long time between interim products, then attach evidence of the progress being made (e.g., test data, product mock-ups, field site descriptions, preliminary analyses) to the progress reports to allow the Commission Project Manager to review progress and gauge the quality of research results.

The progress report on each project should be 1-2 pages long (plus photographs) and take about 1 hour to prepare for each reporting period.

SCHEDULE OF PRODUCTS AND DUE DATES

Task Number	Task Name	Product(s)	Planned Start Date	Due Date
1.1	Attend Kick-off Meeting
		Updated Schedule of Products	Effective Date	7/15/2009
		Updated List of Match Funds	Effective Date	7/15/2009
		Updated List of Permits	Effective Date	7/15/2009
		Kick-Off Meeting Agenda (CEC)	Effective Date	7/15/2009
1.2	Critical Project Review Meetings
	1st CPR Meeting	CPR Report	1/4/2010	1/29/2010
		Agenda and a list of expected participants (CEC)	10/1/2009	10/30/2009
		Schedule for written determination (CEC)	10/1/2009	12/1/2009
		Written determination (CEC)	10/1/2009	12/31/2009
	2nd CPR Meeting	CPR Report	8/2/2010	8/31/2010
		Agenda and a list of expected participants (CEC)	6/1/2010	6/30/2010
		Schedule for written determination (CEC)	6/1/2010	7/1/2010
		Written determination (CEC)	6/1/2010	7/30/2010
1.3	Final Meeting
		Written documentation of meeting agreements	10/3/2011	10/31/2011
		Schedule for completing closeout activities	11/1/2011	12/30/2011
1.4	Monthly Progress Reports
		Monthly Progress Reports	Upon full execution of agreement	The 10th of each month during the approved term of this Agreement
1.5	Final Report
		Draft Outline of the Final Report	6/1/2011	6/30/2011
		Final Outline of the Final Report	7/1/2011	7/29/2011
		Draft Final Report	8/1/2011	8/31/2011
		Final Report	9/1/2011	9/30/2011
1.6	Identify and Obtain Match Funds
		A letter regarding match funds or stating that no match funds are provided	7/1/2009	7/17/2009
		Copy(ies) of each match fund commitment letter(s) (if applicable)	7/1/2009	7/17/2009
		Letter(s) for new match funds (if applicable)	N/A	Within 10 days of identifying new match funds
		Letter that match funds were reduced (if applicable)	N/A	Within 10 days of identifying new match funds
2	Select Engine
		Task Report	9/1/2009	10/30/2009

SCHEDULE OF PRODUCTS AND DUE DATES

Task Number	Task Name	Product(s)	Planned Start Date	Due Date
3		Adapt Engine to NG Fuelling
		Task Report	12/1/2009	2/26/2010
		List of Components	12/1/2009	2/26/2009
4		Adapt Engine to Atkinson Cycle Operation
		Task Report	7/1/2010	9/30/2010
5		Adapt Engine for CHP Application
		Task Report	7/1/2010	9/30/2010
6		Laboratory Validation of System Durability
		Draft Laboratory Performance Test Plan	7/1/2010	8/31/2010
		Final Laboratory Performance Test Plan	9/1/2010	9/30/2010
		Laboratory Performance Test Report	7/1/2011	9/30/2011
7		Technology Transfer Activities
		Draft Version of Paper for Publication	N/A	Within 30 days prior to submittal for publication
		Final Version of Papers for Publication	N/A	Within 5 days prior to submittal for publication
		Copies of Meeting and Conference Agendas, Presentations and Reports	N/A	Within 30 days of attendance
		Trip Reports for Conferences Emphasizing the Value of Attendance to the Project	N/A	Within 30 days of attendance
		Technology Transfer Activities Report	N/A	Integrated in Monthly Progress Reports
8		Production Readiness Plan
		Draft Production Readiness Plan	5/2/2011	6/30/2011
		Final Production Readiness Plan	7/1/2011	7/29/2011

CONTENT AND FORMAT OF PROGRESS REPORTS

PROGRESS REPORT for
Project Title, Agreement Number
Month, Year
Recipient Project Manager:
Commission Project Manager:

What we planned to accomplish this period
[This is taken directly from the section on “What we expect to accomplish during the next period” from the last progress report]

What we actually accomplished this period
[Concise description of major activities and accomplishments.]

How we are doing compared to our plan
[Explain the differences, if any, between the planned and the actual accomplishments. Describe what needs to be done, if anything, to get back on track.]

Significant problems or changes
[Describe any significant technical or fiscal problems. Request approval for significant changes in work scope, revised milestone due dates, changes in key personnel assigned to the project, or reallocation of budget cost categories. If none, include the following statement: “Progress and expenditures will result in project being completed on time and within budget.”]

What we expect to accomplish during the next period
[Concise description of major activities and accomplishments expected. This will be transferred to the next progress report.]

BUDGET

[****]